Exhibit 10.41

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AS OF MARCH 6, 2000

BY AND BETWEEN

CABLEVISION OF MICHIGAN, INC.

CSC HOLDINGS, INC.

AND

CHARTER COMMUNICATIONS, INC.

TABLE OF CONTENTS

Section	1.	Definitions
	1.01	Certain Definitions
	1.02	Other Definitional Provisions

Section	2.	The Merger
	2.01	The Merger
	2.02	Issuance of Common Stock
	2.03	Estimated Adjustment Statement; Basic Subscriber Estimate
	2.04	Post Closing Adjustment
	2.05	Sales and Transfer Taxes
	2.06	Directors of Michigan
	2.07	Officers of Michigan
	2.08	Surrender and Payment
	2.09	Charter of CCI
	2.10	By-laws of CCI
	2.11	Directors and Officers of CCI

Section	3.	Representations and Warranties of Holdings and Michigan
	3.01	Organization and Authority
	3.02	Legal Capacity; Approvals and Consents
	3.03	Financial Statements
	3.04	Changes in Operation
	3.05	Taxes
	3.06	Acquired Assets
	3.07	The CATV Business
	3.08	Labor Contracts and Actions
	3.09	Employee Benefit Plans
	3.10	Contracts
	3.11	Legal and Governmental Proceedings and Judgments
	3.12	Finders and Brokers
	3.13	Intangible Property
	3.14	Insurance
	3.15	Inventory
	3.16	Overbuilds
	3.17	Rebuild
	3.18	Acquisition of Right
	3.19	Securities Laws Matters
	3.20	Basis of the Acquired Assets
	3.21	Title to Capital Stock

Section	4.	Representations and Warranties of CCI
	4.01	Organization; Authority.
	4.02	Authorization and Binding Obligation.
	4.03	No Conflict; Required Consents.

i

	4.04	Finders and Brokers.
	4.05	Private Offering.
	4.06	Investment Company.
	4.07	Claims and Litigation.
	4.08	Absence of Certain Changes.
	4.09	Compliance with Laws and Court Orders.
	4.10	CCI Capital Stock.
	4.11	No Vote Required.
	4.12	SEC Filings; Financial Information.
	4.13	Existing Registration Rights Agreements
	4.14	Transfers of New LLC

Section	5.	Covenants Pending Closing
	5.01	Business of Transferor
	5.02	Access to Information
	5.03	Monthly Financial Statements
	5.04	Notification of Certain Matters
	5.05	Environmental Reports
	5.06	Modifications to Rebuild
	5.07	Lien Searches
	5.08	Covenants of CCI.
	5.09	Listing of Equity Consideration
	5.10	Certificate of Merger
	5.11	Excluded Assets and Excluded Liabilities
	5.12	Transfer of Acquired Assets to New LLC
	5.13	Formation of New LLC
	5.14	Franchise Renewal
	5.15	Retransmission Consent Agreements

Section	6.	Deliveries at Closing
	6.01	Deliveries by Holdings
	6.02	Deliveries by CCI

Section	7.	Conditions to the Obligations of CCI
	7.01	Receipt of Consents
	7.02	Holdings’ and Michigan’s Authority
	7.03	Performance by Holdings and Michigan
	7.04	Absence of Breach of Warranties and Representations
	7.05	Absence of Proceedings
	7.06	No Transferor Material Adverse Effect

Section	8.	Conditions to the Obligations of Holdings and Michigan
	8.01	Receipt of Consents
	8.02	CCI’s Authority
	8.03	Performance by CCI
	8.04	Absence of Breach of Representations and Warranties
	8.05	Absence of Proceedings
	8.06	No CCI Material Adverse Effect

	8.07	Listing of Equity Consideration

Section	9.	Covenants
	9.01	Compliance with Conditions
	9.02	Compliance with HSR Act and Rules
	9.03	Applications for Assignment of Contracts or CATV Instruments
	9.04	Records, Taxes and Related Matters
	9.05	Continuation Billing Services
	9.06	Non-Competition
	9.07	Retained Franchises

Section	10.	Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification.
	10.01	Survival of Representations, Warranties, Covenants and Other Agreements
	10.02	Indemnification by Holdings
	10.03	Indemnification by CCI
	10.04	Third Party Claims
	10.05	Remaining Liabilities
	10.06	Method of Payment
	10.07	Tax Matters

Section	11.	Further Assurances

Section	12.	Closing
	12.01	Closing
	12.02	Termination

Section	13.	Miscellaneous
	13.01	Amendments; Waivers
	13.02	Entire Agreement
	13.03	Cablevision Name.
	13.04	Binding Effect; Assignment
	13.05	Construction; Counterparts
	13.06	Notices
	13.07	Expenses of the Parties
	13.08	Non-Recourse
	13.09	Third Party Beneficiary
	13.10	Governing Law
	13.11	Press Releases
	13.12	Severability
	13.13	Specific Performance

EXHIBIT A	-	Service Territory

EXHIBIT B	-	Form of Opinion of Holdings’ Counsel

EXHIBIT C	-	Form of Opinion of Holdings’ FCC Counsel

EXHIBIT D	-	Form of Opinion of CCI’s Counsel

EXHIBIT E	-	Form of Registration Rights Agreement

Schedule 1.01(a)	-	CATV Licenses

Schedule 1.01(b)	-	Current Assets

Schedule 1.01(c)	-	Current Liabilities

Schedule 1.01(d)	-	Excluded Assets

Schedule 1.01(e)	-	Excluded Liabilities

Schedule 1.01(f)	-	Permitted Encumbrances

Schedule 1.01(g)	-	Rebuild Expenditure

Schedule 3.02	-	Consents and Approvals

Schedule 3.05	-	Tax Notices and Assessments

Schedule 3.06(b)	-	Real Property

Schedule 3.06(d)	-	Environmental Matters

Schedule 3.06(g)	-	Other Commitments

Schedule 3.07(b)	-	Material Contracts

Schedule 3.07(c)	-	Notice of Claims or Purported Defaults in CATV Instruments

Schedule 3.07(d)		Compliance with laws, regulations and other requirements; Documents not filed with the FCC

Schedule 3.07(e)	-	Copyrights

Schedule 3.07(f)	-	Head-ends

Schedule 3.09(a)	-	Employee Benefit Plans

Schedule 3.10	-	Contracts in Default

Schedule 3.11	-	Legal Proceedings

Schedule 3.13	-	Intangible Property

Schedule 3.14	-	Insurance

Schedule 3.16	-	Overbuilds

Schedule 4.10	-	Capital Stock

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of March 6, 2000, by and between Cablevision of Michigan, Inc., a Michigan corporation (“Michigan”), CSC Holdings, Inc., a Delaware corporation (“Holdings”), and Charter Communications, Inc., a Delaware corporation (“CCI”).

R E C I T A L S

WHEREAS, Michigan owns and operates a cable television system serving the communities described in Exhibit A (the “CATV System”).

WHEREAS, Holdings desires to transfer to CCI, and CCI desires to acquire from Holdings, the CATV Business and the Acquired Assets (each as defined in Article 1 below) in accordance with the terms and conditions contained herein.

WHEREAS, the respective boards of directors of Holdings, Michigan and CCI have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the merger of Michigan with and into CCI on the terms and conditions set forth herein.

WHEREAS, it is intended that, for federal income tax purposes, the merger of Michigan with and into CCI, on the terms contemplated by this Agreement, qualify as a “reorganization” under the provisions of  Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows, each intending to be legally bound as and to the extent herein provided.

1.             Definitions.

1.1           Certain Definitions.  For the purposes of this Agreement, the following terms shall have the meanings set forth below:

Acquired Assets means  all of the properties, assets, privileges, rights, interests, accounts receivable, claims and goodwill, real and personal, tangible and intangible, of every type and description, including Transferor’s leasehold interests or rights to possession, whether owned or leased or otherwise possessed, primarily used by Transferor in connection with the CATV Business, now in existence or hereafter acquired by Transferor prior to the Closing, including, without limitation, the CATV Instruments, the Equipment, the Real Property, the Contracts, the Inventory and the Intangible Property; provided that Acquired Assets shall exclude the Excluded Assets and any assets disposed of prior to the Closing in the usual and ordinary course of business and not in violation of this Agreement.

Acquisition Value means  the aggregate of One Hundred Seventy-Two Million Five Hundred Thousand dollars ($172,500,000), plus, if a positive number, or minus, if a negative number, the

Estimated Adjustment Amount determined in accordance with Section 2.03, less the Subscriber Adjustment, if any, based on the Basic Subscriber Estimate.

Agreement means this Agreement and Plan of Merger and the Exhibits and Schedules attached hereto.

Asserted Claim has the meaning set forth in Section 10.04.

Basic Subscriber means as at any date of determination thereof, the sum of (a) the total number of households (exclusive of “second connection,” as such term is commonly understood in the cable television industry, and exclusive of customers billed on a bulk-billing or commercial-account basis) subscribing on such date to at least the most basic tier of service offered by the CATV Business and paying the monthly service fees and charges imposed in respect of such service (other than disputed items), and who are not, as of the Closing Date, 65 days or more in arrears in payment for service, as measured from the date that payment due became a receivable and (b) the total number of Equivalent Subscribers on such date; provided, however, that Basic Subscriber shall not include any customer (i) whose account has an outstanding balance (other than an amount of $10.00 or less) more than 65 days past due (with an account being past due one day after the payment due became a receivable) or who has a disconnect pending, (ii) who has been obtained by offers made, promotions conducted or discounts given during the 60 days immediately preceding the Closing which were outside the ordinary course of business, or (iii) who qualifies as a Basic Subscriber only because the related account (or any part thereof) has been compromised or written off other than in the ordinary course of business consistent with Transferor’s past practice.

Basic Subscriber Amount has the meaning set forth in Section 2.04(b)(i).

Basic Subscriber Estimate has the meaning set forth in Section 2.03(b).

Benefit Plans means (i) all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), of which the Transferor or any of its ERISA Affiliates is or ever was a sponsor or participating employer or as to which the Transferor or any of its ERISA Affiliates makes contributions or is required to make contributions and (ii) any similar employment, severance or other arrangement or policy of the Transferor or any of its ERISA Affiliates (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

Blue Sky Law has the meaning set forth in Section 3.19(a).

Capital Stock of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations or interests, including partnership interests, whether general or limited, and membership interests, whether managing or non-managing of such Person.

CATV means cable television, which term also includes satellite master antenna television not yet converted to cable television service.

CATV Business means the CATV business presently owned and operated by Transferor, which consists of the transmission, distribution and local origination of audio and video signals over the system used by the CATV business located in the Service Territory.  CATV Business includes any Retained Franchises.

CATV Instruments means (a) all franchises or ordinances or agreements, granted to Transferor by, or entered into by Transferor with, any Governmental Authority; (b) permits for wire crossings over or under highways, railroads, and other property; (c) construction permits and certificates of occupancy; (d) pole attachment and other Contracts with utilities; (e) state, county and municipal permits, orders, variances, exemptions, approvals, consents, licenses and other authorizations; (f) agreements for the purchase, sale, receipt or distribution of news, data and microwave relay signals, or for satellite services; and (g) all other approvals, consents and authorizations used or held for use in the CATV Business, including without limitation, all CATV Licenses.

CATV Licenses means the licenses issued by the FCC used in the CATV Business as presently conducted by Transferor, all of which are listed in Schedule 1.01(a).

CATV System has the meaning set forth in the recitals to this Agreement.

CCI has the meaning set forth in the preamble to this Agreement.

CCI Class B Common Stock has the meaning set forth in Section 4.10 of this Agreement.

CCI Indemnified Party has the meaning set forth in Section 10.03(a).

CCI Material Adverse Effect means a material adverse effect on the assets, financial condition, or results of operations of CCI and its subsidiaries, taken as a whole, other than any such effect resulting from changes in conditions (including economic, competitive, regulatory and other federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the economy or CATV system operators generally or in the states in which CCI engages in the CATV business.

CCI Preferred Stock has the meaning set forth in Section 4.10(a).

CCI SEC Documents has the meaning set forth in Section 4.12(a).

CCI Securities has the meaning set forth in Section 4.10(c).

CCI’s Adjustment Amount Objection has the meaning set forth in Section 2.04(a)(iii).

CCI’s Counsel means Irell & Manella LLP.

CCI’s Designee means a Person to whom CCI, following the consummation of the Merger, assigns its rights under this Agreement consistent with Section 13.04.

CCI’s Subscriber Objection has the meaning set forth in Section 2.04(b)(iii).

Certificate of Merger has the meaning set forth in Section 2.01(b).

Charter Holdco has the meaning set forth in Section 2.02.

Closing means a meeting for the purpose of concluding the transactions contemplated by this Agreement held at the place and on the date fixed in accordance with Section 12.01.

Closing Date means the date fixed for the Closing in accordance with Section 12.01.

Code means the Internal Revenue Code of 1986, as amended.

Common Stock means Class A common stock, par value $.0001, of CCI or, in the event of a Reorganization of CCI, the Capital Stock of the resulting or surviving entity designated as the successor to the Class A common stock of CCI.

Communications Act has the meaning set forth in Section 3.07(d).

Competitive Business has the meaning set forth in Section 9.06.

Contract means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, certificate, option, warrant, right, or other instrument, document or written agreement relating to the CATV Business to which Transferor is a party or by which Transferor or the assets of Transferor included within the CATV Business is bound, excluding any CATV Instrument.

Copyright Act has the meaning set forth in Section 3.07(e).

CPA Firm has the meaning set forth in Section 2.04(a)(iii).

Current Assets means petty cash, 100% of active subscriber and other accounts receivable that are 65 days or less past due (measured from the date the accounts became receivable), 100% of advertising receivables that are less than 90 days past due all deposits with utilities, under leases or related to guides, billing service, postage, the pro rata portion of any prepaid taxes (as of the Closing Date), all prepaid expenses to the extent CCI (or a subsidiary thereof) will receive a benefit therefor after Closing, including in respect of pole rental or equipment maintenance agreements that are Liabilities, and in respect of rent, postage, promotional expenditures, guides, security service or two-way radio, and other current assets, each as determined in accordance with GAAP (unless otherwise specified herein) and consistent with Schedule 1.01(b) hereto, which Schedule sets forth the type and amounts of Current Assets as of September 30, 1999, but in each case excluding any assets which are Excluded Assets (such as listed on Schedule 1.01(d)).

Current Liabilities means accounts payable, accrued expenses and other current liabilities of Transferor determined in accordance with GAAP, except that the current portion of any indebtedness for borrowed money and Excluded Liabilities shall not be included, and consistent with Schedule 1.01(c) hereto, which Schedule sets forth the type and amounts of Current Liabilities as of September 30, 1999.  For purposes hereof, Current Liabilities shall be deemed to include, without duplication:

(1)           all prepayments, credit balances and deposits held by Transferor as of the Closing Date relating to the CATV Business which are not included in Current Assets, including without limitation advance payments and deposits by subscribers served by the CATV System for converters, encoders, decoders, cable television service and related sales, all interest, if any, required to be paid thereon through the Closing Date;

(2)           all accrued and unpaid real property and personal property taxes relating to the CATV Business incurred prior to Closing Date;

(3)           all accrued and unpaid expenses relating to the CATV Business incurred prior to Closing Date, including without limitation accrued and unpaid franchise fees; and

(4)           the cost of all vacation time and sick time that at the Closing becomes the obligation of CCI to Employees that are retained by CCI.

Deferred Acquisition Value has the meaning set forth in Section 9.07(b).

Deferred Equity Consideration means the Common Stock to be issued to Holdings (or an affiliate of Holdings) pursuant to one or more Subsequent Transfers pursuant to Section 9.07(d) hereof in a number of shares of Common Stock, rounded upward to the nearest whole number, having a Fair Market Value on the Closing Date equal to the Deferred Acquisition Value.

DGCL has the meaning set forth in Section 2.01(b).

DOJ means the United States Department of Justice.

Effective Time has the meaning set forth in Section 2.01(b).

Employees means all current active employees of Transferor.

Encumbrances means liens, charges, encumbrances, security interests, options, restrictions or any other similar third party rights other than liens for taxes not yet due and payable.

Environmental Firm has the meaning set forth in Section 5.05.

Environmental Law means any law or regulation governing the protection of the environment (including air, water, soil and natural resources) or the presence, use, storage, handling, release, treatment, transport or disposal of any hazardous or toxic substance.

Environmental Reports has the meaning set forth in Section 5.05.

Equipment means all tangible personalty; electronic devices; towers; trunk and distribution cable; decoders and spare decoders for scrambled satellite signals; amplifiers; power supplies; conduit; vaults and pedestals; grounding and pole hardware; installed subscriber’s devices (including, without limitation, drop lines, converters, encoders, transformers behind television sets and fittings); “head-ends” and “Hubs” (origination, transmission and distribution system) hardware; tools; inventory; spare parts; maps and engineering data; vehicles; supplies, tests and closed circuit devices;  furniture and furnishings; and all other tangible personal property and facilities owned by Transferor and used in the CATV Business.

Equity Consideration means the Common Stock to be issued to Holdings (or an affiliate of Holdings) pursuant to Article 2 and Section 9.07 hereof.

Equivalent Subscriber means equivalent bona fide non-delinquent CATV customers of the CATV System that are commercial establishments and multi-dwelling units (e.g., bars, taverns, apartment buildings, dormitories, hospitals, etc.) that are billed on a bulk basis for basic (or expanded basic) service, which have paid in full the charges for at least one monthly billing period.  The number of Equivalent Subscribers shall be deemed to be equal to the quotient that is derived from dividing:  (a) the gross basic (or, if applicable, expanded basic) billings to all such commercial establishments, multi-dwelling units, or other customers that are billed on a bulk basis for basic (or expanded basic) service (but excluding billings from à la carte tiers or premium services, installation or other non-recurring charges, converter rental, any fees or charges for any outlet or connection other than the first outlet or connection in any single family household or (with respect to a bulk account, in any residential unit, e.g., an individual apartment or rental unit), pass-through charges for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like) attributable to such commercial establishment, multi-dwelling unit or other customer during the most recent monthly billing period ended prior to the date of calculation (but excluding billings in excess of a single monthly billing period’s charge) by (b) the rate charged by the CATV System to individual homes as of December 31, 1999, for basic service (or, (i) if the respective commercial establishment, multi-dwelling unit or other customer also takes expanded basic service, then by the rate charged by the CATV System to individual homes as of December 31, 1998, for basic and expanded basic service and (ii) if the respective commercial establishment, multi-dwelling unit or other customer takes services which are neither expanded basic or basic services, then by a rate which is an equivalent retail rate for such service), exclusive of any charges for the additional services, franchise fees, taxes, etc. which are excluded from the calculation of gross basic (or, if applicable, expanded basic) billings set forth in clause (a) above, such rate to be not less than the respective CATV System’s standard rate for such service.

ERISA means the Employee Retirement Income Security Act of 1974, as the same has been and may be amended from time to time.

ERISA Affiliate means any member of the same controlled group of corporations or business with Transferor under Sections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA.

Estimated Adjustment Amount means (a) if Working Capital plus any Rebuild Modification Amount less any Rebuild Shortfall as reflected on the Estimated Adjustment Statement is less than zero, such negative amount, or (b) if Working Capital plus any Rebuild Modification Amount less any Rebuild Shortfall as reflected on the Estimated Adjustment Statement is more than zero, such positive amount.

Estimated Adjustment Statement has the meaning set forth in Section 2.03(a).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Excluded Assets means the (a) assets and properties of Transferor listed on Schedule 1.01(d); (b) programming Contracts (including cable guide Contracts) and retransmission consent Contracts; (c) insurance policies and rights and claims thereunder up to Transferor’s self-insured retention or deductible; (d) Contracts relating to national advertising sales representation; (e) bonds, letters of credit, surety instruments and other similar items of Transferor; (f) trademarks, tradenames, service marks, service names, logos and similar proprietary rights; (g) all rights under any Contracts between Transferor and any subsidiary or affiliate of Cablevision Systems Corporation; (h) all receivables not included in the definition of Current Assets; and (i) any Retained Franchises that are transferred by Transferor to an affiliate of Holdings prior to Closing.  For the avoidance of doubt, Schedule 1.01 (d) does not purport to identify the amounts in respect of the Excluded Assets as of the Closing.

Excluded Liabilities means (i) all obligations of Transferor for borrowed money, (ii) all liabilities of Transferor under the contract listed on Schedule 3.10 , (iii) all obligations of Transferor under any Contracts between Transferor and Cablevision Systems Corporation or any subsidiary or affiliate thereof, (iv) all of the liabilities, obligations and commitments of Transferor identified on Schedule 1.01(e) and (v) any liability, obligation or commitment of the Transferor in any way arising out of or related to any Benefit Plan.  For the avoidance of doubt, (i) Schedule 1.01 (e) does not purport to identify the amounts in respect of the Excluded Liabilities as of the Closing and (ii) Current Liabilities that resulted in a reduction of the Acquisition Value are not Excluded Liabilities.

Fair Market Value of a share of Common Stock as of any date is the average of the reported per share prices at which transactions in the Common Stock are executed on the Nasdaq National Market (or any successor system) on which the Common Stock is listed or admitted for trading, during each Trading Day for the twenty full Trading Days preceding such date, as determined by Bear, Stearns & Co., Inc. and Merrill Lynch & Co., Inc.

For purposes of determining the “Fair Market Value” of the Common Stock, if prior to such date of determination CCI splits or combines the Common Stock or pays a stock dividend or other stock distribution in Common Stock or otherwise effects any transaction or announces its intention to do any of the foregoing that changes the Common Stock into any other securities or makes any other dividend or distribution on the Common Stock, and the record date applicable to such event occurs during the twenty (20) full Trading Day period used to determine Fair Market Value or after such period and prior to the date of issuance of such Common Stock, the number of shares of Common Stock to be issued shall be adjusted equitably to eliminate the effects of such event.

FCC means the Federal Communications Commission.

Final Adjustment Amount means the final adjustment amount as reflected on the Final Adjustment Statement.

Final Adjustment Statement has the meaning set forth in Section 2.04(a)(iv).

Final Basic Subscriber Statement has the meaning set forth in Section 2.04(b)(iv).

FTC means the United States Federal Trade Commission.

GAAP means U.S. generally accepted accounting principles as in effect from time to time and consistently applied.

Governmental Authority means the Federal Government, any state, county, municipal, local or foreign government and any governmental agency, bureau, commission, authority or body.

Hazardous Substance means any substance, material or compound listed, defined, designated or classified as hazardous, toxic or radioactive, or otherwise regulated under any applicable Environmental Law, including, without limitation, petroleum products.

Holdings has the meaning set forth in the preamble to this Agreement.

Holdings Indemnified Party has the meaning set forth in Section 10.02(a).

HSR Act and Rules means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as from time to time in effect prior to the Closing.

HSR Report means the Notification and Report Form for Certain Mergers and Acquisitions mandated by the HSR Act and Rules.

Income Statement has the meaning set forth in Section 3.03.

Indemnitee has the meaning set forth in Section 10.04.

Indemnitor has the meaning set forth in Section 10.04.

Intangible Property means the copyrights, patents, trademarks, service marks and trade names used in the CATV Business excluding the right to use the names “Cablevision,” “Cablevision Systems,” “Optimum,” “Optimum Cable,” “Optimum TV,” or any and all derivatives thereof or any name which may include any of such terms, and all applications for, or licenses or other rights to use any thereof, and the value associated therewith, which are owned by Transferor and used in the CATV Business.

Interim Financial Statements has the meaning set forth in Section 3.03.

Inventory means all inventory as defined under GAAP, plus, without limitation, all supplies, all maintenance equipment, all converters, all cables and all amplifiers owned by Transferor on the Closing Date as determined by Transferor’s inventory control system and used in the CATV Business.

Judgment means judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by any Governmental Authority.

Law means the common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other standard, requirement or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority or court.

Leased Property means the leaseholds of real property included among the Acquired Assets and described as Leased Property on Schedule 3.06(b).

Losses has the meaning set forth in Section 10.02(a).

Merger has the meaning set forth in Section 2.01(a).

Michigan has the meaning set forth in the preamble to this Agreement, except when referred to as the State of Michigan.

Minimum Subscriber Threshold shall equal (a) 47,600 if the Closing occurs in June 2000, (b) 47,000 if the Closing occurs in July 2000 or in August 2000 and (c) 48,500 if the Closing occurs in any month after August 2000.

MMDS has the meaning set forth in Section 9.06.

New LLC means a Delaware limited liability company to be organized by or on behalf of Michigan prior to the Merger that is wholly-owned by Michigan.

Operating Agreements has the meaning set forth in Section 9.07(c).

Other Real Property Interests means the easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property held by the Transferor in connection with the Acquired Assets, but not including Leased Property or Owned Property.

Outside Date has the meaning set forth in Section 12.01.

Owned Property means the fee interests in the real property included among the Acquired Assets and described as Owned Property on Schedule 3.06(b).

Permitted Encumbrances means those Encumbrances set forth in Schedule 1.01(f) hereto and all other Encumbrances (excluding Encumbrances for borrowed money), if any, which do not materially detract from the value of the tangible property subject thereto and which do not materially interfere with the present and continued use of such property in the operation of the CATV Business.

Person means any natural person, Governmental Authority, corporation, general or limited partner, partnership, member, limited liability company, joint venture, trust, association, or unincorporated entity of any kind.

Preliminary Adjustment Statement has the meaning set forth in Section 2.04(a)(i).

Preliminary Basic Subscriber Statement has the meaning set forth in Section 2.04(b)(i).

Real Property means Owned Real Property, Leased Real Property and Other Real Property Interests.

Rebuild Expenditure means the budgeted rebuild expenditures of the CATV System in the amount set forth on Schedule 1.01(g).

Rebuild Modification Amount has the meaning set forth in Section 5.06.

Rebuild Shortfall means the amount, if any, by which the Rebuild Expenditure exceeds the actual amount expended by Transferor as of the Closing Date toward completion of the rebuild of the CATV System set forth on Schedule 1.01(g).

Registration Rights Agreement means the registration rights agreement, dated the Closing Date, in the form of Exhibit E hereto.

Relevant Group has the meaning set forth in Section 3.05(a).

Remaining Liabilities means all liabilities, obligations and commitments (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise) relating solely to or arising solely from the CATV Business or the condition of the Acquired Assets and the Retained Franchises, that:

(a)           are included within the Acquired Assets or the Retained Franchises and relate to the period from and after Closing;

(b)           relate to CCI’s operation, directly or indirectly, of the CATV Systems from and after the Closing Date; or

(c)           that are included in Current Liabilities or that otherwise result in a reduction of the Acquisition Value, including pursuant to Section 2.04(c).

Reorganization means any merger, consolidation, share exchange, business combination, reorganization, recapitalization or other similar transaction in which CCI is not the surviving or resulting entity.

Required Consent means the consents and approvals designated as such on Schedule 3.02 by an asterisk.

Retained Franchise has the meaning set forth in Section 9.07(a).

Retained Percentage has the meaning set forth in Section 9.07(b).

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended.

Service Territory means the geographical area as described in Exhibit A hereto.

SMATV has the meaning set forth in Section 9.06.

Subscriber Adjustment means an amount equal to $3,557 multiplied by the difference, if any,  between (a) the Minimum Subscriber Threshold and (b) the number of Basic Subscribers of the CATV Business on the Closing Date; provided, that if the product obtained in the foregoing clause is negative, the Subscriber Adjustment shall be zero.

Subsequent Transfer has the meaning set forth in Section 9.07(d).

Tax means any income, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee or other similar assessment or charge, together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign).

Tax Returns means, with respect to any Person, all material federal, state, local and foreign income, information, franchise, sales, use, value added, property, excise, payroll and employment and other tax returns or reports of such Person.

Trading Day means any day on which the Common Stock is listed, admitted for trading or quoted on a national securities exchange, the Nasdaq National Market, the Nasdaq Stock Market, or the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, as the case may be, and the exchange or system on which the Common Stock is listed, admitted for trading or quoted, as the case may be, is open for trading on such day.

Transferor means Michigan and, as of the Closing, New LLC.

Transferor Material Adverse Effect means a material adverse effect on the assets, financial condition or results of operations of  the CATV Business taken as a whole, other than any such effect resulting from changes in conditions (including economic, competitive, regulatory and other federal or state governmental actions, proposed or enacted legislation or proposed or enacted regulations) that are applicable to the economy or CATV system operators generally or in the State of Michigan.

Voting Stock of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

Working Capital means Current Assets minus Current Liabilities.

1.02         Other Definitional Provisions.  Terms defined in the singular shall have a comparable meaning when used in plural, and vice versa.

20           The Merger.

2.1           The Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Michigan shall be merged with and into CCI (the “Merger”), with CCI surviving, and the separate corporate existence of Michigan shall thereupon cease.

(b)           As part of a simultaneous transaction occurring at the Closing, Michigan and CCI will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware General Corporation Law, as amended (“DGCL”).  The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of the State of Delaware or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger in accordance with the DGCL (the “Effective Time”).  From and after the Effective Time, CCI will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Michigan and CCI, all as provided under the DGCL.

2.2           Issuance of Common Stock. At the Effective Time, as a result of the Merger and without any action on the part of any holder of Capital Stock of Michigan, all of the issued and outstanding Capital Stock of Michigan immediately prior to the Effective Time will be converted into and exchanged for that number of shares of Common Stock, rounded upward to the nearest whole number, having a Fair Market Value on the Closing Date equal to the difference between (a) the Acquisition Value and (b) the Deferred Acquisition Value, registered in the name of Holdings or its nominees.  Holdings acknowledges that immediately after the Merger, CCI will contribute 100% of its interest in New LLC to Charter Communications Holding Company, LLC, a Delaware limited liability company (“Charter Holdco”), in exchange for a number of common units in Charter Holdco equal to the number of shares of Common Stock issued by CCI to Holdings pursuant to this Section 2.02 (or the number of common units having an equivalent value to such shares of Common Stock).  Charter Holdco may then contribute its 100% interest in New LLC to any of its direct or indirect wholly-owned limited liability company subsidiaries.

2.3           Estimated Adjustment Statement; Basic Subscriber Estimate.

(1)           At least five business days prior to the Closing Date, Holdings shall deliver to CCI a statement of Holdings as of the Closing Date, which statement shall set forth Holdings’ good faith estimate of the Current Assets and Current Liabilities of the CATV Business,  the Rebuild Shortfall, the Rebuild Modification Amount and the Estimated Adjustment Amount as of the Closing Date as determined in accordance with GAAP, in a manner consistent with the preparation of the Interim Financial Statements, except as otherwise required by this Agreement (the “Estimated Adjustment Statement”).

(2)           On the date that Holdings delivers the Estimated Adjustment Statement, Holdings shall also deliver to CCI an estimate of the number of Basic Subscribers of the CATV Business as of the Closing Date (the “Basic Subscriber Estimate”).  The number of Basic Subscribers set forth in the Basic Subscriber Estimate shall be used on the Closing Date for computing the Subscriber Adjustment, if any.  Basic Subscribers of the CATV Business shall be deemed to include all Basic Subscribers of the CATV Business, including the number of Basic Subscribers in any Retained Franchise.

2.4           Post Closing Adjustment.

(1)                                  Preliminary Adjustment; Final Adjustment.

(1)           Within 90 days after the Closing Date, Holdings shall prepare, or cause to be prepared, and deliver to CCI a statement of the CATV Business as of the Closing Date, which statement shall be prepared in accordance with GAAP and in a manner consistent with the preparation of the Interim Financial Statements, except as otherwise required by this Agreement, and shall set forth the Current Assets and Current Liabilities of Transferor, the Rebuild Shortfall, the Rebuild Modification Amount and the Estimated Adjustment Amount, each as of the Closing Date (the “Preliminary Adjustment Statement”).  CCI shall cooperate in providing to Holdings access, upon reasonable notice, to all relevant books, records and personnel of the CATV Business in order to facilitate the preparation of the Preliminary Adjustment Statement.

(2)           During the succeeding 30-day period, CCI shall have (x) the right to examine the Preliminary Adjustment Statement and all records used to prepare the Preliminary Adjustment Statement and (y) access to copies of all other books, records and accounts of Holdings and such other information as CCI reasonably requests to allow CCI to examine the accuracy of the Preliminary Adjustment Statement.

(3)           In the event CCI determines that the Preliminary Adjustment Statement has not been prepared on the basis set forth in Section 2.04(a)(i) hereof, CCI shall so inform Holdings in writing (“CCI’s Adjustment Amount Objection”), setting forth a reasonably specific description of the basis of the CCI’s Adjustment Amount Objection on or before the last day of the 30-day period referred to in Section 2.04(a)(ii) hereof; provided, however, that such 30 day period shall not commence until Holdings has complied with its obligations under paragraph 2.04(a)(ii) above.  In the event of CCI’s Adjustment Amount Objection, CCI and Holdings shall attempt to resolve the differences underlying CCI’s Adjustment Amount Objection within 30 days of CCI’s receipt thereof.  If Holdings and CCI are unable to resolve all their differences within such 30-day period, they shall refer their remaining differences to KPMG LLP, certified public accountants, or such other nationally recognized firm of independent public accountants as to which CCI and Holdings may mutually agree (the “CPA Firm”), who shall, acting as experts and not as arbitrators, determine on the basis of the standard set forth in Section 2.04(a)(i) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Adjustment Statement requires adjustment.  The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The CPA Firm shall deliver its written determination to CCI and Holdings no later than the 30th business day after the remaining differences underlying  CCI’s Adjustment Amount Objection are referred to the CPA Firm.  The CPA Firm’s determination shall be conclusive and binding upon the parties.  The fees and disbursements of the CPA Firm shall be allocated between CCI and Holdings in the same proportion that the aggregate amount of any disputed items submitted to the CPA Firm that are unsuccessfully disputed by each (as finally determined by the CPA Firm) bears to the total amount of any disputed items so submitted.  CCI and Holdings shall make readily available to the CPA Firm all relevant books and records and any work papers relating to the Preliminary Adjustment Statement and all other items reasonably requested by the CPA Firm.

(4)           The “Final Adjustment Statement” shall be (1) the Preliminary Adjustment Statement in the event that (x) CCI’s Adjustment Amount Objection is not delivered to Holdings in the period set forth in Section 2.04(a)(ii) hereof; or (y) Holdings and CCI so agree; or (2) the

Preliminary Adjustment Statement, as adjusted by either (x) the agreement of Holdings and CCI or (y) the CPA Firm.

(5)           If the Final Adjustment Amount exceeds the Estimated Adjustment Amount, then CCI shall pay to Holdings an amount equal to such excess by wire transfer of immediately available funds.  If the Estimated Adjustment Amount exceeds the Final Adjustment Amount, then Holdings shall pay to CCI an amount equal to such excess by wire transfer of immediately available funds.  Any such payment of immediately available funds shall be made within ten (10) business days following the determination of the Final Adjustment Statement pursuant to Section 2.04(a)(iii) hereof.

(2)                                  Subscriber Adjustment.

(1)           Within ninety (90) days after the Closing Date, Holdings shall prepare, or cause to be prepared, and deliver to CCI a statement setting forth the number of Basic Subscribers of the CATV Business as of the Closing Date (such number, the “Basic Subscriber Amount”), which statement (the “Preliminary Basic Subscriber Statement”) shall be prepared in conformity with the definition of Basic Subscriber contained herein.  CCI shall cooperate in providing to Holdings access, upon reasonable notice, to all relevant books, records and personnel of the CATV Business in order to facilitate the preparation of the Preliminary Basic Subscriber Statement.

(2)           During the 30-day period following the delivery of the Preliminary Basic Subscriber Statement to CCI, CCI shall have (x) the right to examine the Preliminary Basic Subscriber Statement and all records used to prepare the Preliminary Basic Subscriber Statement and (y) access to copies of all other books, records and accounts of Holdings and such other information as CCI reasonably requests to allow CCI to examine the accuracy of the Preliminary Basic Subscriber Statement.

(3)           In the event CCI determines that the Preliminary Basic Subscriber Statement has not been prepared on the basis set forth in Section 2.04(b)(i) hereof, CCI shall so inform Transferor in writing (“CCI’s Subscriber Objection”), setting forth a reasonably specific description of the basis of CCI’s Subscriber Objection on or before the last day of the thirty (30) day period referred to in Section 2.04(b)(ii) hereof; provided, however, that such 30 day period shall not commence until Holdings has complied with its obligation under Section 2.04(b)(ii) hereof.  If CCI delivers a CCI’s Subscriber Objection, CCI and Holdings shall attempt to resolve the differences underlying CCI’s Subscriber Objection within 30 days of the Holding’s receipt thereof.  If Holdings and CCI are unable to resolve all their differences within such 30-day period, they shall refer their remaining differences to the CPA Firm, who shall determine on the basis of the standard set forth in Section 2.04(b)(i) hereof and only with respect to the remaining differences so submitted, whether and to what extent, if any, the Preliminary Basic Subscriber Statement requires adjustment.  The CPA Firm will base its determination only on evidence brought to it by the parties and shall not conduct an audit. The CPA Firm shall deliver its written determination to CCI and Holdings no later than the 30th business day after the remaining differences underlying CCI’s Subscriber Objection are referred to the CPA Firm.  The CPA Firm’s determination shall be conclusive and binding upon the parties.  The fees and disbursements of the CPA Firm shall be allocated between CCI and Holdings in the same proportion that the aggregate number of any disputed Basic Subscribers submitted to the CPA Firm that is unsuccessfully disputed by each (as finally determined by the CPA Firm) bears to the total amount of any Basic Subscribers so submitted.  CCI and Holdings shall make readily available to the CPA Firm all relevant invoices, books and records and any work papers relating to the Preliminary Basic Subscriber Statement and all other items reasonably requested by the CPA Firm.

(4)           The “Final Basic Subscriber Statement” shall be (1) the Preliminary Basic Subscriber Statement in the event that (x) CCI’s Subscriber Objection is not delivered to Holdings in the period set forth in Section 2.04(b)(ii) hereof; or (y) Holdings and CCI so agree; or (2) the Preliminary Basic Subscriber Statement, as adjusted by either (x) the agreement of Holdings and CCI or (y) the CPA Firm.

(5)           If the number of Basic Subscribers included in the Final Basic Subscriber Statement is less than the number of Basic Subscribers in the Minimum Subscriber Threshold and less than the number of Basic Subscribers included in the Basic Subscriber Estimate, then the Holdings shall pay to CCI an amount equal to the product of $3,557 and the difference between (1) the number of Basic Subscribers included in the Basic Subscriber Estimate (but not above the number of Basic Subscribers in the Minimum Subscriber Threshold) and (2) the number of Basic Subscribers included in the Final Basic Subscriber Statement by wire transfer of immediately available funds.  If the number of  Basic Subscribers included in the Final Basic Subscriber Statement is more than the number of Basic Subscribers included in the Basic Subscriber Estimate and the number of Basic Subscribers in the Basic Subscriber Estimate was less than the number of Basic Subscribers in the Minimum Subscriber Threshold, then CCI shall pay to Holdings an amount equal to the product of $3,557 and the difference between (1) the number of Basic Subscribers included in the Final Basic Subscriber Statement (but not above the number of Basic Subscribers in the Minimum Subscriber Threshold) and (2) the number of Basic Subscribers included in the Basic Subscriber Estimate by wire transfer of immediately available funds.  Any such payment of immediately available funds shall be made within ten (10) business days following the determination of the applicable amount.

(3)           Payment.  The payment by wire transfer of immediately available funds pursuant to this Section 2.04 shall result in an increase or decrease to the Acquisition Value, as applicable, equal to the amount of such payment.

2.5           Sales and Transfer Taxes.  CCI and Holdings shall equally be responsible for all sales and use taxes, transfer taxes and FCC filing fees, if any, arising from the Merger and for all filing fees payable with respect to filings by CCI and Holdings under the HSR Act and Rules.

2.6           Directors of Michigan.  At the Effective Time, the directors of Michigan shall resign from their positions as such.

2.7           Officers of Michigan.  At the Effective Time, the officers of Michigan shall resign from their positions as such.

2.8           Surrender and Payment.  Upon surrender by Holdings for cancellation of a certificate formerly representing Capital Stock of Michigan, CCI will deliver to Holdings the portion of the Equity Consideration to be delivered on the Closing Date registered in such names and denominations as Holdings shall reasonably request.  After the Effective Time and until so surrendered, the Capital Stock of Michigan shall represent for all purposes only the right to receive the portion of the Equity Consideration to be delivered on the Closing Date.

2.9           Charter of CCI.  The certificate of incorporation of CCI in effect at the Effective Time will, from and after the Effective Time, be the certificate of incorporation of CCI unless and until amended in accordance with its terms and the DGCL.

2.10         By-laws of CCI.   The by-laws of CCI in effect at the Effective Time will, from and after the Effective Time, be the by-laws of CCI unless and until amended in accordance with their terms and the DGCL.

2.11         Directors and Officers of CCI.   The directors and officers of CCI in office at the Effective Time will, from and after the Effective Time, continue as the directors and officers of CCI in accordance with the terms of the organizational documents of CCI and the DGCL.

30           Representations and Warranties of Holdings and Michigan.

To induce CCI to enter into this Agreement and the Registration Rights Agreement, Holdings and Michigan represent and warrant to CCI as follows:

3.1           Organization and Authority.  Holdings is a corporation duly organized, validly existing and in good standing, under the laws of the state of Delaware, and is duly qualified to conduct business and in good standing in the jurisdiction where the nature of its business requires such qualification.  Michigan is a corporation duly organized, validly existing and in good standing, under the laws of the state of Delaware, and is duly qualified to conduct business and in good standing in the jurisdiction where the nature of its business requires such qualification. As of the Closing Date, New LLC will be a limited liability company, duly organized and validly existing and in good standing under the laws of the State of Michigan, and will be duly qualified and in good standing in the jurisdictions where the nature of its business requires such qualification.

3.2           Legal Capacity; Approvals and Consents.

(1)           Authority and Binding Effect.  Subject to Section 9.02 hereof and the consents and approvals set forth on Schedule 3.02, Holdings and Michigan have duly taken all requisite corporate power and authority to execute, deliver and perform this Agreement and the Registration Rights Agreement and to approve, adopt and consummate the Merger.  Holdings and Michigan have duly taken all corporate and shareholder actions necessary to authorize the execution, delivery and performance of this Agreement and the Registration Rights Agreement.  Without limiting the foregoing, any actions of the directors and stockholders of Holdings and Michigan required to approve and adopt this Agreement have been duly taken in accordance with the requirements of the DGCL and no further action of the directors or stockholders of Holdings or Michigan is required in order to consummate the Merger.  This Agreement has been duly executed and delivered by Holdings and Michigan and is the valid and binding obligation of Holdings and Michigan enforceable against Holdings and Michigan in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies.  The Registration Rights Agreement, when executed and delivered, will be duly executed and delivered and will be the valid and binding obligation of Holdings enforceable in accordance with its terms, except as such enforceability may be affected by laws of bankruptcy, insolvency, reorganization and creditors rights generally and by the availability of equitable remedies.

(2)           No Breach.  Subject only to obtaining the consents and approvals set forth on Schedule 3.02, the execution, delivery and performance of this Agreement and the Registration Rights Agreement, does not, and will not, contravene the relevant organizational documents of Holdings or Transferor, and does not, and will not: (i) conflict with or result in a breach or violation by Transferor of, constitute a default by Transferor under, or result in the termination, suspension, modification or impairment of any CATV Instrument, Law, Judgment, or Contract that is material to the CATV Business with respect to which Transferor is a party or by which Transferor, the CATV Business or any of the Acquired Assets is subject or bound or may be affected; or (ii) create or impose any Encumbrance upon any of the Acquired Assets that is material to the CATV Business other than a Permitted Encumbrance.

(3)           Required Consents.  Except for the parties listed on Schedule 3.02, there is no  approval or consent of Governmental Authorities or, to Holdings’ or Michigan’s knowledge, of other third parties, that is legally or contractually required or otherwise is necessary in connection with the execution, delivery or performance by Holdings and Michigan of this Agreement and by Holdings of the Registration Rights Agreement except where failure to obtain such consent or approval or the failure to make such filing would not reasonably be expected to materially adversely affect the CATV Business.

3.3           Financial Statements.  Holdings has delivered to CCI true and complete copies of the statements of income of Transferor for the year ending December 31, 1998 (the “Income Statement”).  The Income Statement was prepared in accordance with GAAP except for certain items that would require reclassification and certain expenses as described in the Income Statement and presents fairly in all material respects the results of its operations for the period then ended.  Holdings has also provided to CCI a balance sheet and income statement as of September 30, 1999 (the “Interim Financial Statements”), which Interim Financial Statements were prepared in accordance with the practices customarily followed by Transferor in preparing its interim statements and, subject to normal year-end adjustments and the procedures followed in interim statements, present fairly in all material respects the financial position and results of operation of Transferor as at the dates and for the period indicated and in the case of the income statement, are stated on a basis generally consistent with the Income Statement.

3.4           Changes in Operation.  Except for conditions affecting the cable television industry as a whole or in the State of Michigan and except for the transfer by Michigan to New LLC of the CATV Business or the transfer by Michigan of a Retained Franchise in accordance with Section 9.07(a), (i) since November 30, 1999, Transferor has operated the CATV Business only in the ordinary course of business in all material respects consistent with past practices, and no material assets previously used therein have been disposed of except in the ordinary course of business, and (ii) since the date of the Interim Financial Statements there has been no material adverse change in the business, financial condition or results of operations of the Transferor.

3.5           Taxes.  Except as disclosed on Schedule 3.05:

(1)   (i)     all Tax Returns required to have been filed by or with respect to Transferor or any affiliated, consolidated, combined, unitary or similar group of which Transferor is or was a member (a “Relevant Group”) have been duly and timely filed (including any extensions), and each such Tax Return correctly and completely in all material respects reflects the Tax liability and all other information required to be reported thereon; (ii) all Taxes due and payable by Transferor or claimed to be due by any Governmental Authority, have been paid or accrued on the balance sheet included in the Interim Financial Statements; and (iii) all such Tax Returns are true, complete and correct in all material respects.

(2)           Transferor has not incurred any material liability for Taxes other than as reflected on the balance sheet included in the Interim Financial Statements.  The unpaid Taxes of Transferor (i) did not, as of the most recent fiscal month end, exceed by any material amount the reserve for liability for income Tax (other than the reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of Transferor’s balance sheet included in the Interim Financial Statements and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date.

(3)           Neither Transferor nor any Relevant Group has requested an extension of the time within which to file any Tax Return.  No claim has ever been made by a Governmental Authority of any jurisdiction in which the Transferor or any member of any Relevant Group does not file Tax Returns that Transferor or such member is or may be subject to taxation by that jurisdiction.

(4)           Transferor and each member of any Relevant Group have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor or independent contractor.

(5)           Holdings does not have knowledge of any actions by any Governmental  Authority in connection with assessing additional Taxes against or in respect of Transferor or any Relevant Group for any past period.  To the knowledge of Holdings and Transferor, there is no dispute or claim concerning any Tax liability of Transferor (i) either  threatened, claimed or raised by any Governmental Authority or (ii) of which Holdings is otherwise aware.  There are no Encumbrances for Taxes upon the Acquired Assets other than Encumbrances for Taxes not yet due.  Schedule 3.05 indicates those Tax Returns, if any, of Transferor or of any Relevant Group that have been audited or examined by Governmental Authorities, and indicates those Tax Returns of Transferor or of any Relevant Group that currently are the subject of audit or examination.

(6)           There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or which include or are treated as including, Transferor or with respect to any Tax assessment or deficiency affecting Transferor or any Relevant Group.

(7)           Neither Transferor nor any Relevant Group has (i) received any written ruling related to Taxes that would have an impact on Transferor or (ii) entered into any agreement with a Governmental Authority relating to Taxes.

(8)           Transferor has no liability for the Taxes of any Person other than Transferor (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.  Transferor

(i) has neither agreed to make nor is required to make any adjustment under Section 481 of the Code by reason of a change in accounting method and (ii) is not a “consenting corporation” within the meaning of Section 341(f)(1) of the Code.

(9)           Transferor is not a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.  Transferor is not involved in, subject to, or a party to any joint venture, partnership, contract or other arrangement that is treated as a partnership for federal, state, local or foreign income Tax purposes.

(10)         Transferor was not included in, and is not includible in, the Tax Return of any Relevant Group with any corporation other than such a return of which Cablevision Systems Corporation is the common parent corporation.

(11)         Transferor has not made any payments, is not obligated to make any payments, nor is a party to any contract that under certain circumstances could require it to make any payments that are not deductible as a result of the provisions set forth in Section 280G of the Code or the treasury regulations thereunder or would result in an excise tax to the recipient of any such payment under Section 4999 of the Code.

(12)         There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, tax credits or other similar items (collectively, “Tax Attributes”) of, or allocable to, Transferor under Sections 382, 383, 384 and 1502 of the Code and Treasury regulations promulgated thereunder.  Schedule 3.05 lists the amounts and expiration dates of all Tax Attributes of (or allocable to) Transferor as of January 1, 2000.

(13)         All material elections with respect to income Taxes affecting Transferor are set forth in Schedule 3.05.

(14)         Transferor is not nor, has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code.

3.6           Acquired Assets.  With respect to the Acquired Assets, Holdings and Michigan make the following warranties and representations:

(1)           Title; Encumbrances.  Except for Permitted Encumbrances, Transferor has, or will have at Closing:  (i) good and marketable title to all of the Acquired Assets constituting material tangible personal property and (ii) the right and authority (subject to the required consents specified herein) to transfer to CCI all of Transferor’s right, title and interest in and to the other material personal property or rights included in the Acquired Assets.

(2)           Real Property.  Schedule 3.06(b) (i) sets forth, as of the date thereon, a list of all Owned Property and Leased Property owned or leased by Transferor in connection with the operation of the CATV Business as conducted as of such date, including a description of the use thereof, (ii) identifies such property as Owned Property or Leased Property, and (iii) is correct in all material respects as of the date set forth thereon. Except for ordinary wear and tear and routine repairs, all of the material improvements, leasehold improvements and the premises of the Real Property are in good condition and repair and are suitable in all material respects for the purposes used by Transferor.  Each parcel of Real Property (1) has a means of  ingress and egress, (2) except as set forth on Schedule 3.06(b), conforms in all material respects in its current use and occupancy to all material zoning requirements, (3) conforms in all material respects in its current use to all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel, and (4) is available for immediate use in the conduct of the business or operations of the CATV System.  There are not pending any condemnation, expropriation, eminent domain or similar proceedings of which Transferor has received notice or has knowledge affecting, in any material respect, all or any portion of the Real Property.  Except as set forth in Schedule 3.06(b), Transferor has good and marketable title to each material parcel of Real Property included in its Owned Property (or, in the case of Leased Property, valid and enforceable leasehold interests in each such parcel of real property), in each case free and clear of all Encumbrances except for Permitted Encumbrances.  Transferor has made available to CCI copies of (i) all deeds, leases and material easements under which Transferor obtained an interest in Real Property and (ii) all title reports and commitments and surveys with respect to Real Property, in each case, to the extent Transferor has such in its possession.

(3)           Acquired Assets.  The Acquired Assets and the Excluded Assets include all material assets used by Transferor to conduct the CATV Business as it is presently being conducted.  For the avoidance of doubt, CCI agrees with Holdings that Transferor shall be permitted to convey the Excluded Assets to another Person prior to Closing without breaching any representation, warranty, covenant or agreement in this Agreement.

(4)           Environmental Matters.  Except as disclosed on Schedule 3.06(d), to Transferor’s knowledge:  (i) the Acquired Assets are in compliance in all material respects with applicable Environmental Law; (ii) Transferor has not received any written notice from any Governmental Authority alleging that the Acquired Assets are in violation of any applicable Environmental Law; (iii) the Acquired Assets are not the subject of any court order, administrative order or decree arising under any Environmental Law; (iv) the Acquired Assets have not been used by Transferor for the generation, storage, discharge or disposal of any Hazardous Substances except as permitted under applicable Environmental Laws ; and (v) there has not been a release, discharge or escape of any Hazardous Substance caused by Transferor, nor to Transferor’s knowledge is any Hazardous Substance present, in the soil, ground water or any surface water at or about the Acquired Assets.  Transferor has made available to CCI all environmental assessments or environmental reports in its possession related to the Acquired Assets or any Real Property included therein.

(5)           The material tangible personal property included within the Acquired Assets is in good operating condition and repair, except for ordinary wear and tear.

(6)           Schedule 1.01(a) contains a list, accurate and complete in all material respects as of the date thereof, of all franchises and CATV Licenses, together with the name of the issuing body or authority therefor, the date of issuance and the expiration date of each such CATV Instrument and the territory covered thereby. A true and complete copy of each franchise and CATV License listed on Schedule 1.01(a) as in effect on the date hereof has been made available to CCI.  Except as set forth on Schedule 1.01(a), Transferor is not providing cable service to any area except pursuant to a valid and unexpired franchise.

(7)           Except as may otherwise be imposed pursuant to any Law which applies to the cable television industry generally or in the State of Michigan or as set forth on Schedule 3.06(g), to the knowledge of the Transferor (which knowledge includes the knowledge of the system manager for the CATV System), the CATV Instruments listed in Schedule 1.01(a) contain all of the material commitments and obligations of Transferor to the applicable Governmental Authorities with respect to the construction, development, ownership, lease and operation of the CATV System. Transferor has not received any written notice of any material dispute as to the interpretation of any material provision of any CATV Instrument.

(8)           There is no legal action, governmental proceeding or investigation pending, or to Transferor’s knowledge threatened, to terminate, suspend, modify or refuse to renew any franchise included in the CATV Instruments.  Transferor has not received any written notice that it is, or is alleged to be, in breach or default in any material respect under, or that  there is, or is alleged to be, any basis for the termination of, any franchise included in any CATV Instrument.  The foregoing representation and warranty specifically excludes (i) matters (including economic, competitive and regulatory) affecting the economy or CATV system operators generally or in the State of Michigan and (ii) matters undertaken or pending before Congress, the FCC, the Copyright Royalty Tribunal, or any state governmental authority in Michigan that would have applicability to CATV systems in general but to which the Transferor is not expressly a party.

3.7           The CATV Business.  With respect to the CATV Business, Holdings and Michigan make the following warranties and representations:

(1)           As of December 31, 1999, the CATV Business included not less than 48,400 Basic Subscribers.

(2)           Schedule 3.07(b) contains a complete list of all material contracts in effect on the date of this Agreement.  As used in this Section 3.07(b), the term “material contracts” means any Contract requiring in any calendar year payments aggregating $100,000 or more and that cannot be terminated on 30 days’ notice without liability.

(3)           Transferor holds, or will hold at Closing, all of the franchises (other than, at the Closing, the Retained Franchises transferred pursuant to Section 9.07), permits and licenses reasonably necessary to enable it to operate the CATV Business as presently conducted in all material respects.  Transferor is in material compliance with the terms and conditions of all such CATV Instruments.  Except as disclosed in Schedule 3.07(c), Transferor has not received any notice of any claimed or purported default in any CATV Instruments and there are no proceedings pending, or, to the knowledge of Transferor, threatened, to cancel, modify or change any such CATV Instruments.

(4)           Except as set forth in Schedule 3.07(d), the CATV Business is conducted by Transferor in material compliance with all applicable laws, regulations and other requirements of Governmental Authorities, CATV Instruments, CATV Licenses and Contracts, including, but not limited to, compliance in all material respects with the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Communications Act”).  Except as set forth in Schedule 3.07(d), Transferor has submitted to the FCC all filings, including, but not limited to, cable television registration statements, annual reports and aeronautical frequency usage notices, that are required under the rules and regulations of the FCC and the CATV Business is in compliance with all signal leakage criteria prescribed by the FCC for each relevant reporting period.  Transferor has made available to CCI copies of all reports and filings for the past year, made or filed pursuant to FCC rules and regulations.

(5)           Except as set forth in Schedule 3.07(e), Transferor has filed all semi-annual statements of account and paid all compulsory licensing fees required by Section 111 of the Copyright Act of 1976, and the rules, regulations and orders of the Copyright Office of the Library of Congress promulgated thereunder (collectively, the “Copyright Act”), with respect to the CATV Business, for the three years preceding the date of the Agreement.

(6)           Schedule 3.07(f) sets forth with respect to the CATV Business the approximate number of plant miles (aerial and underground) for each head-end, the approximate bandwidth capability of each head-end, the stations and signals carried by each head-end and the channel position of each such signal and station, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein.

3.8           Labor Contracts and Actions.

(1)           Transferor is not a party to any Contract with any labor organization, nor has Transferor agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the employees of Transferor with respect to the operation of the CATV Business.

(2)           As of the date of this Agreement, Transferor is not experiencing any strikes, work stoppages, significant grievance proceedings or, to the knowledge of Transferor, claims of unfair labor practices filed with respect to the operation of the CATV Business.

3.9           Employee Benefit Plans.  There are no liens against the Acquired Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA.  At the Closing, neither CCI nor any of its ERISA Affiliates will have any obligation to contribute to, or any liability in respect of any Benefit Plans.  With respect to any plan subject to Title IV of ERISA, to which Transferor or any of its ERISA Affiliates is or ever was obligated to contribute during the preceding three years, (a) there has been no material “reportable event” described in Sections 4043(c) of ERISA, for which the 30-day reporting requirement has not been waived, (b) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, or exists or and is continuing with respect to any such plan, (c) no such plan has been terminated other than in accordance with ERISA or at a time when such plan was not sufficiently funded, and (d) there has been no (i) withdrawal by Transferor or any of its ERISA Affiliates that is a substantial employer from a single-employer plan and that has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by Transferor or any of its ERISA Affiliates of operations at a facility causing more than 20% of plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA.  Neither Transferor nor any ERISA Affiliate has incurred any withdrawal liability under Subtitle E of Title IV of ERISA with respect to a “Multiemployer Plan” as defined in Section 4001(a)(3) of ERISA.  With respect to any plan maintained, sponsored by, or contributed to by Transferor, which is intended to comply with the provisions of Section 401(k) of the Code, and from which any qualified plan maintained or sponsored by CCI or any of its ERISA Affiliates accepts a plan-to-plan transfer under Section 414(1) of the Code, (i) such plan has received a favorable determination letter from the Internal Revenue Service, and Transferor does not have any knowledge of any fact which could adversely affect the qualified status of such plan, and (ii) such plan has been administered and maintained in compliance in all material respects with ERISA, the Code and all other Laws.

3.10         Contracts.  Except as set forth in Schedule 3.10, there are no defaults by Transferor under the material contracts (as defined in Section 3.07(b)) (nor has Transferor received written notice of a threatened default or notice of default), and Transferor knows of no material default by any other party to such contracts.

3.11         Legal and Governmental Proceedings and Judgments.  Except as set forth on Schedule 3.11, there is no legal action or proceeding, pending or, so far as is known to Transferor, any investigation pending or threatened against Transferor, the CATV Business or the Acquired Assets, nor is there any Judgment outstanding against Transferor or to or by which Transferor, any of the Acquired Assets or the CATV Business is subject or bound, which results in, or would reasonably be expected to result in, any material modification, termination, suspension, impairment or reformation of any CATV Instrument or material contract (as defined in Section 3.07(c)) or any material right or privilege thereunder.  The foregoing representation and warranty specifically excludes (i) matters (including economic, competitive and regulatory) affecting the economy or CATV system operators generally or in the State of Michigan and (ii) matters undertaken or pending before Congress, the FCC, the Copyright Royalty Tribunal, or any state governmental authority in the State of Michigan that would have applicability to CATV systems in general but to which the Transferor is not expressly a party.

3.12         Finders and Brokers.  Holdings has employed Waller Capital Corporation as its broker in the sale provided herein and will pay and discharge the claim thereof for commission or expense reimbursement in connection therewith.  Neither Holdings nor Michigan has entered into any other contract, arrangement or understanding with any Person or firm, nor is either of them aware of any claim or basis for any claim based upon any act or omission of Holdings or any of its affiliates, which may result in the obligation of CCI to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

3.13         Intangible Property. Except as set forth on Schedule 3.13, (a) Transferor owns or possesses licenses or other rights to use all material Intangible Property reasonably necessary to the operation of the CATV Business as presently conducted without any material conflict with, or infringement of, the rights of others, and (b) there is no claim pending or, to the Transferor’s knowledge, threatened with respect to any such Intangible Property.

3.14         Insurance.  Schedule 3.14 is a list, accurate and complete in all material respects, of insurance policies in full force and effect with respect to Transferor as of December 31, 1999, and

Transferor has not received any notice of non-renewal or cancellation of such insurance policies.  Except as Transferor may determine, in the exercise of its business judgment, Transferor will maintain such insurance policies in full force and effect up to and including the Closing Date.

3.15         Inventory.  As of September 30, 1999, Inventory was at a level consistent with past practises.

3.16         Overbuilds.  As of the date hereof, except as set forth on Schedule 3.16, there are no material competing activated wired cable television services offered by other cable television operators, or, to the knowledge of Transferor, any local competing “wireless cable” system or “open video” system, in the areas actually served by the CATV System.  To Transferor’s knowledge as of the date hereof, except as set forth on Schedule 3.16, no competing franchises have been issued to other persons to operate cable television systems in the areas served by the CATV Systems and to Transferor’s knowledge no formal applications to obtain such competing franchises are pending.

3.17         Rebuild.  The Rebuild, which is described in Schedule 1.01(g) with respect to the time frame therefor and the costs associated therewith, complies in all material respects with all material provisions applicable thereto contained in any franchise.

3.18         Acquisition of Right.  Holdings and Transferor are not aware of, and have no reason to believe there is, any reason relating to Transferor that any Governmental Authority or other party whose consent is required or contemplated hereunder, would refuse to consent to the transfer of CATV Instruments or any rights to CCI hereunder or would condition granting of any such consent on the performance by Holdings, Transferor or CCI of any material obligation not expressly set forth herein.

3.19         Securities Laws Matters.

(10           Holdings (i) understands that the Equity Consideration has not been registered under the Securities Act or under any state securities law or blue sky law of any jurisdiction (“Blue Sky Law”) and that the Equity Consideration is being offered and sold in reliance upon federal and state exemptions for transactions not involving a public offering; (ii) is an “accredited investor” as that term is defined under Rule 501 promulgated under the Securities Act; (iii) has received the CCI SEC Documents and has had the opportunity to obtain additional information as desired in order to evaluate the merits and risks inherent in holding the Equity Consideration; (iv) is able to bear the economic risk of holding the Equity Consideration; and (v) is acquiring the Equity Consideration solely for investment and not with a view to the distribution or resale thereof; provided that, in each case, Holdings may sell the Common Stock pursuant to an effective registration statement, may sell all or any part of the Equity Consideration pursuant to an exemption from registration under the Securities Act or may enter into transactions which have the effect of “monetizing” or hedging its ownership of the Equity Consideration (provided any such sale or transfer of the Equity Consideration is exempt from registration under the Securities Act or, if not exempt, would be registered under the terms of the Registration Rights Agreement).  The term “solely for investment” used in this Section has the meaning given to that term for purposes of determining the availability of an exemption from registration under Section 4(2) of the Securities Act.

(20           CCI understands that Holdings and its affiliates intend, and nothing in this Section 3.19 shall restrict in any way the ability of Holdings or its affiliates, to issue securities which may be convertible into or exchangeable for all or a portion of the Common Stock (provided any such sale or transfer of the Equity Consideration is exempt from registration under the Securities Act or, if not exempt, would be registered under the terms of the Registration Rights Agreement).

3.20         Basis of the Acquired Assets.  The basis for U.S. federal and state income tax purposes of the Acquired Assets is, and at the Closing will be, not less than $7,000,000, less the basis for such purposes of any Retained Franchises.

3.21         Title to Capital Stock.  Holdings has good and valid title to the Capital Stock of Michigan, free and clear of all Encumbrances.  As of Closing, Michigan will have good and valid title to the Capital Stock of New LLC, free and clear of all Encumbrances.

4.             Representations and Warranties of CCI.

To induce Holdings and Michigan to enter into this Agreement and the other Transaction Documents, CCI represents and warrants to Holdings and Michigan as follows:

4.1           Organization; Authority.  CCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.  CCI has the requisite power and authority to conduct its activities as such activities are currently conducted and to execute, deliver and perform this Agreement and the Registration Rights Agreement.  CCI is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which such qualification is necessary.

4.2           Authorization and Binding Obligation.  (1) The execution, delivery, and performance by CCI of this Agreement and the Registration Rights Agreement and the consummation of the Merger have been duly authorized by all necessary corporate, stockholder and other action on the part of CCI.  Without limiting the foregoing, any actions of the directors and stockholders of CCI required to approve and adopt this Agreement have been duly taken in accordance with the requirements of the DGCL and no further action of the directors or stockholders of CCI is required in order to approve, adopt or consummate the Merger.  This Agreement has been duly executed and delivered by CCI and constitutes the legal, valid, and binding obligation of CCI, enforceable against CCI in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally or by judicial discretion in the enforcement of equitable remedies.  The Registration Rights Agreement, when executed and delivered at Closing, will be duly executed and delivered and will constitute the legal, valid, and binding obligation of CCI, enforceable against CCI in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors’ rights generally or by judicial discretion in the enforcement of equitable remedies.

4.3           No Conflict; Required Consents.  Except for approval under the HSR Act and Rules, and except for any Required Consents of Transferor whether or not set forth on Schedule 3.02, the execution and delivery by CCI of,  the performance by CCI under, and the consummation of the transactions contemplated by, this Agreement and the Registration Rights Agreement do not and will not:  (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of CCI; (ii) contravene, conflict with or result in a breach or violation by CCI of, or constitute a default by CCI under any Law, Judgment, Contract, arrangement, agreement, instrument, obligation or understanding to which CCI is a party or by which CCI is subject or bound or may be affected; (iii) result in the creation or imposition of any Encumbrance on any asset of CCI; or (iv) cause or permit the termination, cancellation, acceleration, triggering or other change of any right or obligation or the loss of any benefit to which CCI is entitled under (1) any provision of any contract, arrangement, agreement or instrument binding upon CCI or (2) any license, franchise, permit, certificate, approval or other similar authorization held by, affecting, or relating in any way to the assets or business of CCI.

4.4           Finders and Brokers.   Neither CCI nor any Person acting on behalf of CCI has employed any financial advisors broker or finder or incurred any liability for any financial advisory, brokerage, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement, except any of the foregoing that will be paid in full by CCI.

4.5           Private Offering.  The offer, issuance and delivery to Holdings of the Equity Consideration is exempt from registration under the Securities Act.

4.6           Investment Company.  CCI is not, and upon consummation of the transactions contemplated by this Agreement will not be, an “investment company” required to register as such under the Investment Company Act of 1940, as amended.

4.7           Claims and Litigation.  Except as set forth in the CCI SEC Documents, there is no litigation pending or, to CCI’s knowledge, threatened against CCI which would reasonably be expected to materially adversely affect the business, financial condition or results of operations of CCI and the subsidiaries of CCI, or materially adversely affect the ability of CCI to perform its obligations under this Agreement or the Registration Rights Agreement, nor is there outstanding any order, decree or judgment against CCI that, if adversely determined, would reasonably be expected to materially impair CCI’s ability to perform its obligations under this Agreement or the Registration Rights Agreement.

4.8           Absence of Certain Changes.  Except for conditions affecting the cable television industry as a whole, or in the states in which CCI operates, since September 30, 1999, there has not been any material adverse change in the financial condition, properties, business or results of operations of CCI and the subsidiaries of CCI or any material adverse event or development or combination of events or developments that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of CCI and the subsidiaries of CCI or materially adversely effect the ability of CCI  to perform its obligations under this Agreement or the Registration Rights Agreement.

4.9           Compliance with Laws and Court Orders.  CCI is in compliance in all material respects with all Laws applicable to it.  CCI has obtained all material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

4.10         CCI Capital Stock.

(10           The authorized Capital Stock of CCI consists of (i) 1.75 billion shares of  Common Stock, (ii) 750 million shares of Class B common stock, par value $.001 per share (“CCI Class B Common Stock”) and (iii) 250 million shares of preferred stock (“CCI Preferred Stock”).  All outstanding shares of Capital Stock of  CCI have been duly authorized and validly issued and are fully paid and nonassessable.

(20           The Equity Consideration has been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

(30           Except as set forth in this Section 4.10 or on Schedule 4.10, as of March 1, 2000 (or, with respect to employee stock options, February 14, 2000) , there are outstanding (i) no shares of Capital Stock or Voting Stock of CCI, (ii) no securities of CCI convertible into or exchangeable for shares of Capital Stock or Voting Stock of CCI and (iii) no options or other rights to acquire from CCI, and no obligation of CCI to issue, any Capital Stock or securities convertible into or exchangeable for Capital Stock of CCI.  The securities described in clauses (a) and (c) of this Section 4.10 and the securities referred to in CCI’s SEC Documents are referred to collectively as the “CCI Securities”.  Except pursuant to the terms of the CCI Securities, there are no outstanding obligations of CCI or any subsidiary of CCI to repurchase, redeem or otherwise acquire any  CCI Securities.

4.11         No Vote Required.  No vote of the holders of any class or series of Capital Stock of CCI is necessary to approve this Agreement or the Registration Rights Agreement, or the transactions contemplated hereby or thereby.

4.12         SEC Filings; Financial Information.

(10           CCI has filed with the SEC (i) CCI’s quarterly report on Form 10-Q for the quarter ended September 30, 1999, including all amendments thereto; and (ii) all of its other reports, statements, schedules and registration statements required to be filed with the SEC since September 30, 1999 (the documents referred to in this Section 4.12(a), as amended, collectively, the “CCI SEC Documents”).

(20           As of its filing date, each CCI SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder, except as the same may have been corrected, updated or superceded by means of a subsequent filing with the SEC prior to the date this representation is made.

(30           As of its filing date, none of the CCI SEC Documents filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except as the same may have been corrected, updated or superceded by means of a subsequent filing with the SEC prior to the date this representation is made.

(40           None of the CCI SEC Documents that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except as the same may have been corrected, updated or superceded by means of a subsequent filing with the SEC prior to the date this representation is made.

4.13         Existing Registration Rights Agreements.  CCI has delivered to Holdings (or filed as exhibits to the CCI SEC Documents) copies of all agreements existing as of the date hereof pursuant to which CCI may be required to file a registration statement under the Securities Act on behalf of any holders of CCI Securities.

4.14         Transfers of New LLC.  Each limited liability company subsidiary of Charter Holdco to which Charter Holdco may contribute its 100% interest in New LLC pursuant to Section 2.02 hereof will be treated for federal income tax purposes as a disregarded entity with respect to Charter Holdco under Treasury Regulations Section 301.7701-3(b)(1)(ii).

5.             Covenants Pending Closing.

5.1           Business of Transferor.  From the date hereof to the Closing Date, and except as otherwise consented to or approved by CCI in writing (which consent shall not be unreasonably withheld), Holdings covenants and agrees as follows:

(10           Business in Ordinary Course.  Except as otherwise provided herein (including, without limitation, the transfer of the Excluded Assets and the transfer or termination of the Excluded Liabilities pursuant to Section 5.11), Transferor shall conduct the CATV Business in the ordinary course (including, without limitation, in accordance with the currently planned Rebuild Expenditure), consistent with past practices and will not engage in any material transaction, including, without limitation, entering into or amending in any material respect any CATV Instrument or Contract, or making any material advance or expenditure, other than in the ordinary course of business, or change in any material respect its business policies or practices.  Except as otherwise provided herein (including, without limitation, the transfer of the Excluded Assets and the transfer or termination of the Excluded Liabilities pursuant to Section 5.11) Transferor shall use its reasonable commercial efforts to preserve the CATV Business intact (including the making of capital expenditures in the ordinary course of business), to retain the services of its present employees and agents, and to preserve its business relationships with, and the goodwill of, its customers, suppliers and others.  Transferor shall pay before delinquent all taxes and other charges upon or against Transferor or any of its properties or income, file when due all tax returns and other reports required by Governmental Authorities and pay when due all liabilities except those which it chooses to contest in good faith and by appropriate proceedings.

(20           Books and Records.  Transferor shall maintain its books, accounts and records in the usual, regular and ordinary manner.

(30           Litigation During Interim Period.  Transferor will advise CCI in writing promptly of the assertion, commencement or threat of any claim, litigation, labor dispute, proceeding or investigation in which Transferor is a party or by which the Acquired Assets or

CATV Business may be affected or which relates to the transactions contemplated hereby and which would reasonably be expected to have a Transferor Material Adverse Effect.

(40           Material Contracts.  Transferor shall deliver to CCI copies of all material contracts (as defined in Section 3.07(b)) that are entered into prior to the Closing.

5.2           Access to Information.

(10           Access by CCI.  Between the date of this Agreement and the Closing Date, CCI and its agents shall have reasonable access during normal business hours to all of the properties, books, reports, records, CATV Instruments and Contracts of Transferor, and Transferor shall furnish CCI with all information it may reasonably request.  Holdings will make available for inspection by CCI prior to Closing during normal business hours and upon reasonable notice complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, Transferor and any Relevant Group since the fiscal year ended December 31, 1994.  All information obtained by CCI pursuant to this Agreement and in connection with the negotiation hereof shall be used by CCI solely for purposes related to this Agreement and the acquisition of the Acquired Assets and, in the case of non-public information, shall, except as may be required for the performance of this Agreement or by Law, be kept in strict confidence by CCI in accordance with the terms of the Confidentiality Agreement dated October 4, 1999 between CCI and Cablevision Systems Corporation.

(20           Access by Holdings.  Between the date of this Agreement and the Closing, Holdings and its agents shall have reasonable access during normal business hours to the records, business and accounts of CCI as Holdings may reasonably deem necessary or desirable in connection with its investment in the Equity Consideration.  Subsequent to the Closing, CCI shall preserve and give to Holdings reasonable access during normal business hours to all of the books, reports, records, CATV Instruments and Contracts from files and records transferred to CCI at the time of Closing, for the purposes of the preparation of financial statements, the preparation of tax returns, the preparation of the Preliminary Adjustment Statement, Basic Subscriber Estimate, the defense of any claims asserted or which may be asserted with respect to which Holdings is the Indemnitor as contemplated by this Agreement, or other proper business purposes.

5.3           Monthly Financial Statements.  Between the date of execution and delivery of this Agreement and the Closing Date, Transferor shall deliver to CCI within forty (40) days after the end of the first full calendar month following the date hereof, copies of monthly management reports on operations in the form customarily prepared by Transferor with respect to the CATV Business.  Transferor shall also deliver to CCI monthly reports of capital expenditures made with respect to the CATV System, including information with respect to the Rebuild Expenditure, in the form, to the extent and at such times as such reports are customarily prepared by Transferor.

5.4           Notification of Certain Matters.  Each party will promptly notify each other party of any fact, event, circumstance or action the existence or occurrence of which would cause such party or any other party hereto to be unable to satisfy a condition to Closing.

5.5           Environmental Reports.  Holdings agrees to permit CCI to perform, at its option and at its own expense, Phase I environmental site assessments and asbestos studies (the “Environmental

Reports”) of the Real Property performed by one or more reputable environmental firms designated by CCI and acceptable to Holdings (an “Environmental Firm”); provided, however, that in the event that such Environmental Report indicates that a condition may exist which, if it did exist, would reasonably be expected to result in a condition to Closing not being satisfied, Holdings agrees to permit an Environmental Firm to perform, at CCI’s expense, a Phase II environmental site assessment.  CCI covenants (i) to provide copies of such Environmental Reports within ten (10) days of its receipt of any such reports and (ii) to notify Holdings of any adverse environmental conditions affecting the Real Property of which it has knowledge prior to Closing.  Any environmental conditions uncovered as a result of performing the Environmental Reports or a Phase II environmental site assessment will not affect the Closing, unless as a result thereof, a condition precedent to Closing cannot be satisfied.

5.6           Modifications to Rebuild.  Transferor agrees to consider recommendations of CCI with respect to modifications of the rebuild of the CATV System contemplated by Schedule 1.01(g) and to make such modifications as Transferor shall determine in its discretion; provided, however, that (i) in no event shall Transferor be required to make any change that would cause it to be in violation or breach of any CATV Instrument or Contract or in violation of any Law to which it is subject; (ii) in the event any such change results in an increase in the amount expended by Transferor toward completing the rebuild above the Rebuild Expenditure, CCI agrees to pay to Holdings an amount equal to such excess,  and (iii) in the event that Transferor makes any changes to the rebuild of the CATV System as are recommended by CCI and a Closing does not occur, CCI agrees to reimburse the Transferor for such amount as is necessary to restore the CATV System to the state in which it would have been had Transferor not made the requested modifications (the sum of any amounts to be paid by CCI under clauses (ii) and (iii), the “Rebuild Modification Amount”).   The Rebuild Modification Amount, if any, shall be paid to Holdings at Closing as provided for in Section 2.02; provided, however, that if for any reason this Agreement is terminated and a Closing does not occur, CCI agrees to pay to Transferor, within ten (10) days of such termination, the Rebuild Modification Amount by wire transfer of immediately available funds.

5.7           Lien Searches.  Prior to the Closing, Transferor will obtain, at its expense, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exist any of its Owned Property or Equipment, and in the state and county where Transferor’s principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.  Transferor will cooperate with CCI to remove any Encumbrance identified in such search that is not a Permitted Encumbrance.

5.8           Covenants of CCI.  Except as otherwise set forth in this Agreement, from and after the date hereof through the Closing Date, CCI shall not, nor shall it permit any subsidiary of CCI to:

(10           amend CCI’s certificate of incorporation or by-laws in any manner that is adverse to the rights of Holdings under this Agreement and disproportionate to the rights of  holders of Common Stock;

(20           take any action that would or would reasonably be expected to prevent, impair or materially delay the ability of Transferor, Holdings or CCI to consummate the transactions contemplated by this Agreement;

(30           consummate any Reorganization of CCI unless (a) Capital Stock of such surviving or resulting entity is designated as the Common Stock for all purposes hereof, (b) the common equity market capitalization of the Capital Stock of the surviving or resulting entity designated as the Common Stock equals or exceeds the common equity market capitalization of Common Stock immediately prior to the consummation of such transaction, and (c) such surviving or resulting entity agrees to assume all of the obligations of CCI under this Agreement;

(40           take any action from and after the date hereof through the Closing Date that would cause or that would reasonably be expected to cause the number of shares of Common Stock to be delivered as the Equity Consideration to equal or exceed 10% of the number of issued and outstanding shares of Common Stock as of the Closing; or

(50           agree or commit to do any of the foregoing.

CCI  will advise Holdings in writing promptly of the assertion, commencement or threat of any claim, litigation, labor dispute, proceeding or investigation in which CCI or its subsidiaries is a party and which could reasonably be expected to have a CCI Material Adverse Affect or which relates to the transactions contemplated hereby.

5.9           Listing of  Equity Consideration.  CCI shall use its best efforts to have the Equity Consideration approved for quotation on the Nasdaq National Market on or prior to the Closing Date, subject only to official notice of issuance.

5.10         Certificate of Merger.  Holdings, Michigan and CCI covenant and agree to file or cause to be filed, the Certificate of Merger as provided in Section 2.01(b).

5.11         Excluded Assets and Excluded Liabilities.  Prior to the Effective Time, Transferor shall (a) sell, transfer, assign, distribute or otherwise convey to another Person the Excluded Assets and (b) pay, transfer, extinguish or otherwise relieve itself of its obligation to pay the Excluded Liabilities, in each case in a manner that does not allow for any post-Closing liability (in the case of Excluded Liabilities) or right (in the case of Excluded Assets) on the part of CCI.  Holdings shall be responsible for, and shall indemnify CCI and its affiliates with respect to, any Taxes arising from the transfers pursuant to this Section 5.11 and Section 9.07(a).

5.12         Transfer of Acquired Assets to New LLC.  Immediately prior to Closing, Michigan will contribute all of the Acquired Assets, to a newly formed Delaware limited liability company, New LLC, and New LLC will assume the Remaining Liabilities.  When formed, New LLC shall be a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and will be treated for federal income tax purposes as a disregarded entity with respect to Michigan under Treasury Regulations Section 301.7701-3(b)(1)(ii) from the date of formation through the Closing Date.

5.13         Formation of New LLC.  Michigan shall form New LLC within 30 days of the date hereof.

5.14         Franchise Renewal.  Holdings shall use its reasonable best efforts to obtain the renewal for a period of at least three years of any franchise included in the CATV Instruments that on the date hereof does not have a remaining term of at least three years on terms that are not substantially more onerous than the terms of the Transferor’s other franchises.

5.15         Retransmission Consent Agreements.  Within 30 days of the date hereof, Holdings shall prepare and deliver to CCI a list of retransmission consent agreements with respect to the CATV Business.  In the event that CCI notifies Holdings in writing that it would like to have any of such retransmission consent agreements assigned to CCI,  Holdings agrees to use reasonable efforts to cause such agreements to be assigned to CCI at Closing that by their terms are assignable without the consent of any other party thereto.

6.             Deliveries at Closing.

6.1           Deliveries by Holdings.  At the Closing, Holdings will deliver or cause to be delivered to CCI:

(10           A certificate signed by a senior officer of Holdings, dated as of the Closing, representing and certifying to CCI as to the matters set forth in Sections 7.03 and 7.04.

(20           An opinion of Holdings’ senior internal counsel or of outside counsel appointed by Holdings, substantially in the form of Exhibit B hereto.

(30           Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired or been terminated by appropriate order.

(40           Evidence in a form and substance reasonably satisfactory to CCI that receipt of the consents and approvals listed on Schedule 3.02 as required by Section 7.01 as conditions to the transactions contemplated hereunder have been obtained.

(50           An opinion of Holdings’ FCC counsel, substantially in the form of Exhibit C hereto.

(60           A certificate signed by the Secretary or Assistant Secretary of Holdings, dated as of the Closing, certifying that attached to it are true and correct copies of all corporate action taken by or on behalf of Holdings to authorize Holdings’ execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby and authorizing the Merger.

(70           A certificate of good standing of Holdings issued by the Secretary of State of the State of Delaware.

(80                          The Registration Rights Agreement, duly executed by Holdings.

(90           A certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of Michigan certifying (i) that attached thereto is a true, complete and correct copy of Michigan’s certificate of incorporation and by-laws and (ii) that attached thereto is a specimen of the stock certificate for the Capital Stock of Michigan.

(100         The stock certificates and corporate records of Michigan.

6.2           Deliveries by CCI.  At the Closing, CCI will deliver or cause to be delivered to Holdings:

(10           The Acquisition Value in the form of fully paid and non-assessable shares of Common Stock as provided in Section 2.02.

(20           A certificate signed by a senior officer of CCI, dated as of Closing, representing and certifying to Holdings to the matters with respect to CCI set forth in Sections 8.03 and 8.04.

(30           An opinion of CCI’s Counsel, substantially in the form of Exhibit D hereto.

(40           Evidence in a form and substance reasonably satisfactory to Transferor that the consents and approvals referred to in Section 4.03 have been obtained.

(50           Evidence that the waiting period under the HSR Act and Rules, if applicable, has expired or been terminated by appropriate order.

(60           A certificate signed by the Secretary or Assistant Secretary of CCI, dated as of the Closing, certifying that attached to it are true and correct copies of all corporate action taken by or on behalf of CCI to authorize CCI’s execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby and authorizing the Merger.

(70           Certificate of good standing of CCI, CCI’s Designee, if any, and, in the case of CCI, a long form good standing certificate, issued, in each case, by the Secretary of State of the State of Delaware.

(80                          The Registration Rights Agreement, duly executed by CCI.

7.             Conditions to the Obligations of CCI.

The obligations of CCI to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by CCI:

7.1           Receipt of Consents.  The conditions specified in Section 9.02 shall have been satisfied and all of the approvals and consents designated with an asterisk on Schedule 3.02 shall have been obtained and shall be in full force and effect;  provided that this condition, to the extent it relates to required approvals and consents of Governmental Authorities for cable franchises included within the CATV Instruments, will be deemed to be satisfied when, with respect to such cable franchises which represent, in the aggregate, not less than 90% of the Basic Subscribers (including Basic Subscribers in the Oshtemo Franchise in the numerator only if the extension contemplated by Section 5.15 has been obtained and the transfer thereof approved), such approvals and consents (A) have been received or (B) are deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537), unless in the reasonable good faith opinion of CCI the applicable waiting period (including extensions thereof) has not expired with respect to the FCC Form 394 filed in connection with the request for consent to the transfer of any cable franchises for which required approvals and consents have not then been obtained, or (C) are not required under the applicable CATV Instrument.

7.2           Holdings’ and Michigan’s Authority.  All actions under the documents governing Holdings and Michigan necessary to authorize (i) the execution and delivery of this Agreement by Holdings and Michigan and the Registration Rights Agreement by Holdings and the performance by Holdings and Michigan of their respective obligations under this Agreement by Holdings and Michigan and the Registration Rights Agreement and (ii) the consummation of the transactions contemplated hereby, shall have been duly and validly taken by Holdings and Michigan and shall be in full force and effect on the Closing Date.

7.3           Performance by Holdings and Michigan.  Holdings and Michigan shall have performed in all material respects their respective covenants and agreements under this Agreement (including, without limitation, its covenants in Article 5) to the extent such are required to be performed at or prior to the Closing and are material to the CATV Business (excluding any Retained Franchises) as a whole.

7.4           Absence of Breach of Warranties and Representations.  The representations and warranties of Holdings and Michigan contained in this Agreement shall be true and correct in all respects without regard to any “materiality”, “material” or “Material Adverse Effect” qualifiers therein on and as of the Closing Date with the same force and effect as if made on and as of such date, except (a) to the extent that such representations and warranties describe a condition on a specified time or date or are affected by the conclusion of the transactions permitted or contemplated hereby or the conduct of the CATV Business in accordance with Article 5 hereof between the date hereof and the Closing Date,  (b) where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a Transferor Material Adverse Effect or a material adverse effect on Holdings’ or Michigan’s ability to perform their respective obligations under this Agreement or the Registration Rights Agreement or (c) where the failure of such representations and warranties to be true and correct results from the fact that the Retained Franchises are included in Excluded Assets.

7.5           Absence of Proceedings.  No Judgment shall have been issued by any Governmental Authority, and no action or proceeding shall have been instituted by the Federal Trade Commission or the U.S. Department of Justice, enjoining or preventing the consummation of the transactions contemplated hereby.

7.6           No Transferor Material Adverse Effect.  Since September 30, 1999, no event or events or development shall have occurred which, individually or in the aggregate, has had, or would reasonably be expected to result in, a Transferor Material Adverse Effect.

8.             Conditions to the Obligations of Holdings and Michigan.

The obligations of Holdings and Michigan to complete the transactions provided for herein are subject to the fulfillment of all of the following conditions, any of which may be waived in writing by Transferor.

8.1           Receipt of Consents.  The conditions specified in Section 9.02 shall have been satisfied and all of the approvals and consents designated with an asterisk on Schedule 3.02 shall have been obtained and shall be in full force and effect; provided that this condition, to the extent it relates to required approvals and consents of Governmental Authorities for cable franchises included within the CATV Instruments, will be deemed to be satisfied when, with respect to such cable franchises which represent, in the aggregate, not less than 82% of the Basic Subscribers (including Basic Subscribers in the Oshtemo franchise in the numerator only if the extension contemplated by Section 5.15 has been obtained and the transfer thereof approved), such approvals and consents (A) have been received or (B) are deemed to have been received in accordance with Section 617 of the Communications Act (47 U.S.C. Section 537), unless in the reasonable good faith opinion of the Transferor the applicable waiting period (including extensions thereof) has not expired with respect to the FCC Form 394 filed in connection with the request for consent to the transfer of any cable franchises for which required approvals and consents have not then been obtained, or (C) are not required under the applicable CATV Instrument.

8.2           CCI’s Authority.  All corporate and other actions necessary to authorize the execution, delivery and performance by CCI of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby, shall have been duly and validly taken by CCI and shall be in full force and effect on the Closing Date.

8.3           Performance by CCI.  CCI shall have performed in all material respects all covenants and agreements to be performed by CCI, under this Agreement, to the extent such are required to be performed at or prior to the Closing.

8.4           Absence of Breach of Representations and Warranties.  The representations and warranties of CCI contained in this Agreement shall be true and correct in all respects without regard to any “materiality”, “material” or “Material Adverse Effect” qualifiers therein on and as of the Closing Date with the same force and effect as if made on and as of such date, except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, does not have, has not had and would not reasonably be expected to have, a CCI Material Adverse Effect or a material adverse effect on CCI’s ability to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement.

8.5           Absence of Proceedings.  No Judgment shall have been issued by any Governmental Authority, and no action or proceeding shall have been instituted by the Federal Trade Commission or the U.S. Department of Justice, enjoining or preventing the consummation of the transactions contemplated hereby.

8.6           No CCI Material Adverse Effect.  Since September 30, 1999, no event or events or development shall have occurred which, individually or in the aggregate, has had, or would reasonably be expected to result in, a CCI Material Adverse Effect; provided, that a material decline in the Fair Market Value of a share of Common Stock, taken alone, shall not result in a CCI Material Adverse Effect (it being understood that one or more of the factors giving rise to such decline could separately constitute a CCI Material Adverse Effect).

8.7           Listing of Equity Consideration.  The Equity Consideration shall have been approved for listing on the Nasdaq National Market on or prior to the Closing Date, subject only to official notice of issuance.

9.             Covenants.

9.1           Compliance with Conditions.  Each of the parties hereto covenants and agrees with the other to exercise reasonable commercial efforts to perform, comply with and otherwise satisfy each and every one of the conditions to be satisfied by such party hereunder, and each party shall use reasonable commercial efforts to notify promptly the other if it shall learn that any conditions to performance of either party will not be fulfilled.

9.2           Compliance with HSR Act and Rules.

(10           The performance of the obligations of all parties under this Agreement is subject to the condition that, if the HSR Act and Rules are applicable to the transactions contemplated hereby, the waiting period specified therein, as the same may be extended, shall have expired without action taken to prevent the consummation of the transactions contemplated hereby.

(20           Each of the parties hereto will use its reasonable commercial efforts to comply promptly with any applicable requirements under the HSR Act and Rules relating to filing and furnishing of information to the FTC and the Antitrust Division of the DOJ, the parties’ actions to include, without limitation, (i) filing or causing to be filed within 45 days after the date of this Agreement the HSR Report required to be filed by them, or by any other Person that is part of the same “person” (as defined in the HSR Act and Rules) or any of them, and taking all other action required by the HSR Act or Rules; (ii) coordinating the filing of such HSR Reports (and exchanging mutual information required to be disclosed therein) so as to present both HSR Reports to the FTC and the DOJ at the time selected by the mutual agreement of Holdings and CCI, and to avoid substantial errors or inconsistencies between the two in the description of the transaction; and (iii) using their reasonable commercial efforts to comply with any additional request for documents or information made by the FTC or the DOJ or by a court and assisting the other parties to so comply.

(30           Notwithstanding anything herein to the contrary, in the event that the consummation of the transactions contemplated hereby is challenged by the FTC or the DOJ or any agency or instrumentality of the federal government by an action to stay or enjoin such consummation or such a stay or injunction is granted (preliminary or otherwise), then CCI and Transferor shall use their reasonable commercial efforts to contest such action until such time as either party terminates this Agreement under Article 12.  To effectuate the intent of the foregoing provisions of this Section 9.02, the parties agree to exchange requested or required information in making the filings and in complying as above provided, and the parties agree to take all necessary steps to preserve the confidentiality of the information set forth in any filings including, without limitation, limiting disclosure of exchanged information to counsel for the nondisclosing party.  Each party promptly will inform the other of any material communication from the Federal Trade Commission, the DOJ, the FCC or any other domestic or foreign Governmental Authority regarding any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign Governmental Authority as they bear upon the transactions contemplated by this Agreement.  If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, such party will endeavor in good faith to make, as soon as reasonably practicable and after consultation with the other party, an appropriate response to such request.

9.3           Applications for Assignment of Contracts or CATV Instruments.  In order to secure requisite consents or approvals of the assignment of any Contracts or CATV Instruments to New LLC, and the subsequent transfer of control thereof to CCI and the related assignment by CCI to Charter Holdco and a subsidiary thereof (which shall be identified by name in any request for consent or approval), CCI (with respect to CATV Instruments) and Holdings (with respect to Contracts) shall proceed as promptly as practicable and in good faith and using reasonable commercial efforts, to prepare, file and prosecute such application or applications as may be necessary to obtain each such consent or approval.   CCI and Holdings shall use reasonable commercial efforts to promptly assist each other and shall take such prompt and affirmative actions as may be reasonably necessary in obtaining such approvals and shall cooperate with each other in the preparation, filing and prosecution of such applications as may be reasonably necessary, and agree to furnish all information required by the approving entity, and agree to (and shall have the right to) be represented at and to participate in such meetings or hearings as may be scheduled to consider such applications.  Without limiting in any respect the foregoing, each party agrees to file mutually acceptable applications to all appropriate Governmental Authorities for all consents or approvals required to consummate the transactions hereunder within 45 days after the date of this Agreement.  Each party promptly will inform the other of any material communication from any Governmental Authority with respect to obtaining the consent of a Governmental Authority that is necessary to transfer a franchise included within the CATV Instruments.  CCI further agrees that it will not, without the prior written consent of Holdings, take any action to amend or that would amend or modify any application filed as provided in this Section 9.03 after the date that such application is accepted as complete.  In the event that CCI amends or modifies any such application for transfer of control of any Contracts or CATV Instruments without Holdings’ prior written consent, and the approval period for such transfer is extended by any such Governmental Authority or other third party, then Holdings may (if it so elects) (a) extend the Outside Date in Section 12.01 to a date that will give effect to any resulting delay or (b) terminate this Agreement under Section 12.02 hereof.  No consent obtained hereunder shall be conditioned on new obligations imposed by amendments to franchises included within the CATV Instruments, by ordinance, or by any other means, that include new obligations that are materially more onerous than the obligations of Michigan or New LLC then existing with respect to the operation of the CATV System covered by such franchise.  Nothing herein shall require the expenditure or payment of any monies (other than in respect of normal and usual filing fees) or the giving of any other consideration by CCI in order to obtain any of such approvals.

9.4           Records, Taxes and Related Matters.

(a)           Holdings and CCI shall, and shall each cause their respective subsidiaries to, and in the case of Holdings, Cablevision Systems Corporation to, make their or its, as the case may be, respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date with respect to all transactions of the CATV Business occurring prior to or relating to the Closing, and the historical financial condition, assets, liabilities, results of operation and cash flows of the CATV Business for any period prior to the Closing.  In the case of records owned by Holdings, such records shall be made available at Holdings’ executive office, and in the case of records owned by CCI, such records shall be made available at the office at which such records are maintained.  As used in this Section 9.04, the right of inspection includes the right to make copies for reasonable business purposes.  Holdings shall notify CCI of any audit of any Tax Return involving the CATV Business.

(b)           Holdings and CCI each agree that they and their respective affiliates shall file all Tax Returns in a manner consistent with the qualification of such transfer and exchange as a “reorganization” within the meaning of Section 368(a) of the Code.  CCI agrees that it shall not, nor shall it permit any subsidiary of CCI to sell, exchange or otherwise dispose of Acquired Assets (other than as described in Section 2.02) in a manner that would violate “continuity of business enterprise” within the meaning of Section 1.368-1(d) of the Treasury regulations.  For purposes of the preceding sentence, the term “subsidiary” shall include Charter Holdco and any of its subsidiaries.

9.5           Continuation Billing Services.  For a period of up to 150 days after the Closing, Holdings shall cause existing arrangements for billing services in respect of the CATV Business to be continued for the benefit of CCI, and CCI shall pay all costs of Holdings in performing such services.

9.6           Non-Competition.  Holdings covenants that for a period of three (3) years after the Closing Date, it will not, directly or indirectly, (a) engage, or assist any other Person to engage, in the business of owning, operating or advising a coaxial cable or fiber optic cable television system, multichannel multipoint distribution service (“MMDS”) system or satellite master antenna system (“SMATV”)  in the Service Territory or within a radius of 25 miles therefrom (“Competitive Business”); (b) acquire an equity interest in any business (other than an interest of not more than five percent (5%) of the outstanding equity interests in such business) which is engaged in any Competitive Business; or (c) solicit the employment or services of any person who, as of the Closing Date, is employed by Transferor or CCI, Holdco or any subsidiary thereof, in connection with the CATV Business.  Notwithstanding anything contained herein, (i) the ownership of securities of (A) less than 10% of the common stock of Adelphia Communications Corporation or (B) any other company which is “publicly held” and which does not constitute more than five percent (5%) of the voting rights or equity interests of such entity shall not constitute a violation of this covenant, (ii) the ownership of the Excluded Assets, and (iii) this Section 9.06 shall not be construed to restrict ownership of entities in the direct broadcast satellite business or wireless personal communications services business or ownership of licenses related to the foregoing.

9.7           Retained Franchises.

(a)           Retained Franchises.  In the event that the Closing occurs without the receipt of all consents and approvals to transfer all franchises included in the CATV Business, such franchises for which consent or approval is required and has not been obtained shall, subject to applicable Law, be transferred by the Transferor to an affiliate of Holdings prior to the Closing or otherwise excluded from the Transferor prior to Closing, and shall be treated as Excluded Assets (each such franchise, a “Retained Franchise”).  The parties hereto covenant and agree to act in good faith to obtain the approval or consent of any Governmental Authorities that have not consented to the transfer of any Retained Franchise.

(b)           Adjustment of Acquisition Value.  To give effect to the retention of the Retained Franchises, the amount payable by CCI on the Closing Date in accordance with Section 2.02 shall be reduced by an amount (the “Deferred Acquisition Value”) equal to (1) the product of (i) $172,500,000 and (ii) the quotient (the “Retained Percentage”) obtained by dividing (A) the number of Basic Subscribers of the Retained Franchises on the Closing Date by (B) the number of Basic Subscribers of the CATV Business on the Closing Date less (2) the product of the Rebuild Shortfall, if any, and the Retained Percentage.

(c)           Operating Agreements.  Prior to the Closing, the parties shall negotiate in good faith to reach agreement on one or more operating agreements (the “Operating Agreements”) pursuant to which CCI will operate such Retained Franchise to the extent not prohibited under the terms thereof.  As compensation for operating the Retained Franchises, CCI shall receive an amount approximating the net cash flow of such Retained Franchise as may be agreed upon and the holder of the franchise shall receive a monthly payment equal to the product of (i) .005 times (ii) $172,500,000 times (iii) the quotient obtained by dividing (a) the difference between (1) the number of Basic Subscribers of the Retained Franchises on the date of determination and (2) 10% times the number of Basic Subscribers of the CATV Business on the Closing Date by (b) the number of Basic Subscribers of the CATV Business on the Closing Date; provided that if the result of the foregoing calculation is negative, the amount of such monthly payment shall be zero.  The Operating Agreements shall also contain any required signal sharing and head-end access arrangements that the parties, each acting in good faith, may determine to be needed.  Under the Operating Agreements, CCI shall be obligated to complete the Rebuild of such franchise.

(d)           Subsequent Transfer.  Following the Closing, the parties will continue to use commercially reasonable efforts to obtain on an expedited basis the required consents for all Retained Franchises.  The Operating Agreements will contain mutually acceptable terms regarding the post-Closing exchange or transfer (each, a “Subsequent Transfer”) of the Retained Franchises after the receipt or failure to receive the required consents applicable to such Retained Franchises.  At each such Subsequent Transfer, shares of Common Stock representing a portion of the Deferred Equity Consideration equal to the proportion of the Basic Subscribers on the Closing Date in the Retained Franchises being transferred on such date as to all Basic Subscribers on the Closing Date in Retained Franchises shall be issued to Holdings and registered in the name of Holdings or its nominees.  The closing conditions in Articles 7 and 8 will not apply to any Retained Franchise transfer; provided, that the parties will negotiate in good faith to include appropriate conditions to the Subsequent Transfer in the Operating Agreements, including the condition that the portion of the Equity Consideration being issued be duly authorized, validly issued, fully paid and non-assessable and the issuance thereof not be subject to any preemptive or similar right.  Notwithstanding the foregoing, the adjustments provided for in Section 2.04 will be made for all franchises as of the Closing Date.

(e)           Operation of Retained Franchises Pending Subsequent Transfer.  All representations and warranties (except as to those required consents that have not been obtained) made in connection with the Retained Franchises will be made as of the Closing Date rather than the date of the Subsequent Transfer, the other covenants in Article 5 will not apply to the Retained Franchises following the Closing Date, and the survival period applicable under Section 10.01 for all such representations, warranties and covenants will accrue from the Closing Date; provided, that the parties will negotiate in good faith to include appropriate covenants in the Operating Agreements that will apply to the Retained Franchises following Closing.

(f)            Further Assurances.  If the provisions of this Section 9.07 become operative, including, in particular, the inability to enter into an Operating Agreement, the parties agree to use commercially reasonable efforts and act in good faith in taking such actions and negotiating such additional provisions or other agreements, including amendments to this Agreement, as may be necessary or appropriate to carry out the intent of this Section 9.07, including keeping franchise transfers effective.

10.                               Survival of Representations, Warranties, Covenants and Other Agreements; Indemnification.

10.1         Survival of Representations, Warranties, Covenants and Other Agreements.  All representations, warranties, covenants and other agreements made by CCI, Holdings and Michigan in this Agreement shall survive the Closing for a period of twelve months, and shall thereafter terminate with the exception of Sections 3.01 (with respect to Michigan), 3.02 (with respect to director and stockholder approval of the Merger), 3.05, 3.06(a), 4.01, 4.02 and 4.10(a) and (b), which shall each survive for the applicable statute of limitations period.  For purposes of this Article 10, the determination of whether any breach of any representation or warranty in Article 3 or Article 4 has occurred, as well as the determination of Losses therefrom, shall be made without regard to any materiality, Transferor Material Adverse Effect or CCI Material Adverse Effect qualifiers therein.

10.2         Indemnification by Holdings.

(1)           Indemnity.  Subject to Section 10.01, Holdings agrees to indemnify, defend and hold harmless CCI, its affiliates (including, without limitation, Holdco and its affiliates) and their respective shareholders, directors, officers, partners, employees, agents, successors and assigns (each a “Holdings Indemnified Party”), from and against all losses, damages, liabilities, deficiencies or obligations, including, without limitation, all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including, without limitation, settlement costs and reasonable legal fees) (collectively, “Losses”) to which they may become subject as a direct result of (i) the Excluded Liabilities, (ii) any and all misrepresentations or breaches of a representation or warranty of Holdings or Michigan herein or the nonperformance or breach of any covenants or agreements of Holdings or Michigan contained herein except to the extent such misrepresentation or breach is the result of a transfer by Transferor of the Retained Franchises pursuant to Section 9.07(a), (iii) the ownership and operation of the Acquired Assets and the CATV Business before the Closing (other than in respect of Current Liabilities), or (iv) the ownership and operation of the Retained Franchises prior to the Subsequent Transfer thereof.  Any claim for indemnification pursuant to this Section 10.02(a) must be made in writing prior to the expiration or termination of the applicable representation, warranty, covenant or agreement under Section 10.01.  CCI acknowledges and agrees that any Losses suffered by CCI arising out of or resulting from the transfer to CCI of any pole attachment agreement included in the CATV Instruments without the consent of the parties thereto shall not give rise to a claim for indemnification under this Section 10.02.

(2)           Payment.  Any obligations of Holdings under the provisions of this Article 10 shall be paid promptly to the applicable Holdings Indemnified Party by Holdings in the manner set forth in Section 10.06 and shall represent a retrospective adjustment to Acquisition Value.  The amount of such payment (and adjustment) shall be equal to the amount of the Loss incurred by the Holdings Indemnified Party on account of the matter for which indemnification is required hereunder less any payments made or to be made to Holdings Indemnified Party under any insurance, indemnity or similar policy or arrangement.  Notwithstanding anything contained herein to the contrary, the indemnification provided above shall not apply until the aggregate of all amounts subject to indemnification under this Section 10.02 exceeds $671,000; provided, that in the event the aggregate amount of all claims hereunder exceeds $671,000, Holdings shall be liable for the total amount of all such claims starting from the first dollar.  In any event, the maximum amount that Holdings will be required to pay under this Section 10.02 in respect of all claims by all parties is Ten Million Dollars ($10,000,000).

10.3         Indemnification by CCI.  CCI agrees to indemnify, defend and hold harmless Holdings, its affiliates and their respective shareholders, partners, directors, officers, employees, agents, successors and assigns (a “CCI Indemnified Party”), from and against all Losses to which they may become subject as a direct result of:  (a) any and all misrepresentations or breaches of a representation herein or warranty or the nonperformance or breach of any covenant or agreement of CCI  contained herein; (b) the Remaining Liabilities; (c) the ownership and operation of the Acquired Assets and the CATV Business after the Closing; or (d) the ownership or operation of the Retained Franchises after the Subsequent Transfer thereof.  Any obligations of CCI under the provisions of this Article shall be paid promptly to a CCI Indemnified Party by CCI in the manner set forth in Section 10.06.  Notwithstanding anything contained herein to the contrary, the indemnification provided above shall not apply until the aggregate of all amounts subject to indemnification under this Section 10.03 equals or exceeds $671,000; provided, that in the event the aggregate amount of all claims hereunder equals or exceeds $671,000, CCI shall be liable for the total amount of all such claims starting from the first dollar.  In any event, the maximum amount that CCI will be required to pay under this Section 10.03 in respect of all claims by all parties is Ten Million Dollars ($10,000,000).  Any claim for indemnification pursuant to this Section 10.03 must be made in writing prior to the expiration or termination of the applicable representation, warranty, covenant or agreement under Section 10.01.

10.4         Third Party Claims.  If any claim (“Asserted Claim”) covered by the foregoing indemnities is asserted against any indemnified party (“Indemnitee”), it shall be a condition to the obligations under this Article 10 that the Indemnitee shall promptly give the indemnifying party

(“Indemnitor”) notice thereof in accordance with Section 13.06.  The Indemnitee shall give Indemnitor an opportunity to control negotiations toward resolution of such claim without the necessity of litigation, and, if litigation ensues, to defend the same with counsel reasonably acceptable to Indemnitee, at Indemnitor’s expense, and Indemnitee shall extend reasonable cooperation in connection with such defense.  If the Indemnitor fails to assume control of the negotiations prior to litigation or to defend such action within a reasonable time, Indemnitee shall be entitled, but not obligated, to assume control of such negotiations or defense of such action, and Indemnitor shall be liable to the Indemnitee for its expenses reasonably incurred in connection therewith which Indemnitor shall promptly pay.  Neither Indemnitor nor Indemnitee shall settle, compromise, or make any other disposition of any Asserted Claims, which would or might result in any liability to Indemnitee or Indemnitor, respectively, under this Article 10 without the written consent of Indemnitee or Indemnitor, respectively, which shall not be unreasonably withheld.

10.5         Remaining Liabilities.  Holdings agrees to indemnify, defend and hold harmless each Holdings Indemnified Party from against all Losses to which they may become subject as result of all liabilities, obligations and commitments (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise) of Michigan or New LLC arising from any facts in existence, event or activity occurring, prior to the Effective Time, that are not Remaining Liabilities.  For the avoidance of doubt, Holdings obligation to indemnify, defend and hold harmless each Holdings Indemnified Party shall exclude all Losses to which they may become subject as result of all liabilities, obligations and commitments (whether direct or indirect, matured or unmatured, known or unknown, absolute, accrued, contingent or otherwise) arising out or relating to the  Remaining Liabilities.

10.6         Method of Payment.  Payments under this Article 10 shall be effected promptly by wire transfer of immediately available funds.

10.7         Tax Matters.  In the event a judicial or administrative proceeding is commenced with respect to any Taxes for which Holdings or any of its parents are responsible under this Article 10, Holdings shall have the option to represent Transferor before the Internal Revenue Service or any other Governmental Authority or authority or any court regarding such Taxes and to settle such matters provided, however, that any such settlement shall be subject to the consent of CCI if it would adversely affect CCI or its subsidiaries.

11.          Further Assurances.

From time to time after the Closing, each party will execute and deliver such other instruments of conveyance and transfer, fully cooperate with the other party and take such other actions as the other party reasonably may request to effect the purposes and intent of this Agreement.

12.          Closing.

12.1         Closing.  The Closing shall take place at the offices of Holdings’ outside counsel at 10:00 a.m. local time, on the date which is (i) not earlier than the fifth business day after all consents required as conditions to the sale as provided in Section 7.01 have been received, and (ii) designated by CCI or Holdings in a written notice to the other and CCI (the “Closing Date”); provided, however, that if the Closing shall not have occurred on or prior to one year from the date of this Agreement or as extended pursuant to Section 9.03 (the “Outside Date”), either party shall have the right to terminate this Agreement on ten days’ written notice to the other unless the Closing shall occur within such ten day period.  If, as of the Outside Date, the Closing cannot be effected, all parties hereto shall be released from all obligations hereunder other than obligations arising from a breach or default hereunder, and each party hereto will bear expenses as provided in Section 13.07 hereof.  At the Closing, the parties hereto shall execute and deliver all instruments and documents as shall be necessary in the reasonable opinion of counsel for the respective parties to consummate the transactions contemplated herein (other than the transfer of the Retained Franchises and the issuance of the related portion of the Equity Consideration).

12.2         Termination.  In addition to the termination provided for in Section 12.01, this Agreement may be terminated and the transactions contemplated hereby may be abandoned:

(1)           At any time, by the mutual written agreement of CCI, on the one hand, and Holdings and Michigan, on the other hand;

(2)           By CCI, effective five days after notice to Holdings that it is terminating this Agreement pursuant to this Section 12.02(b), if on any date determined for the Closing pursuant to Section 12.01 each condition set forth in Article 8 has been satisfied (or will be satisfied by the delivery of documents at Closing) or waived in writing by Holdings and Michigan and either (i) a condition set forth in Article 7 has not been satisfied (or will not be satisfied by the delivery of documents at Closing) or waived in writing by CCI or (ii) Holdings and Michigan have nonetheless refused to consummate the Closing; provided, that Holdings and Michigan shall have five days to cure such matter after receipt of notice from CCI that CCI is terminating this Agreement.  Notwithstanding the foregoing, CCI may not rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused principally by CCI’s failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement;

(3)           By Holdings, effective five days after notice to CCI that it is terminating this Agreement pursuant to this Section 12.02(c), if on any date determined for the Closing pursuant to Section 12.01 each condition set forth in Article 7 has been satisfied (or will be satisfied by the delivery of documents at Closing) or waived in writing by CCI and either (i) a condition set forth in Article 8 has not been satisfied (or will not be satisfied by the delivery of documents at Closing) or waived in writing by Holdings or (ii) CCI has nonetheless refused to consummate the Closing; provided, that CCI shall have five days to cure such matter after receipt of notice from Holdings that Holdings is terminating this Agreement.  Notwithstanding the foregoing, Holdings may not rely on the failure of any condition set forth in Article 8 to be satisfied if such failure was caused principally by Holdings’ or Michigan’s failure to act in good faith or a breach of or failure to perform any of its representations, warranties, covenants or other obligations in accordance with the terms of this Agreement; or

(4)           By Holdings, upon and effective as of the date of written notice to CCI, pursuant to the termination provisions of Section 9.03.

13.          Miscellaneous.

13.1         Amendments; Waivers.  This Agreement cannot be changed or terminated orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto sought to be charged with such waiver or consent.  No waiver of any term or provision hereof shall be construed as a further or continuing waiver of such term or provision or any other term or provision.  Any condition to the performance of any party hereto which may legally be waived at or prior to the Closing may be waived in writing at any time by the party or parties entitled to the benefit thereof.

13.2         Entire Agreement.  This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior agreements, memoranda, arrangements and understandings relating to the subject matter hereof other than the Registration Rights Agreement, the Confidentiality Agreement referred to in Section 5.02(a), and any other agreement or document executed on or prior to the date of this Agreement that expressly refers to this Section 13.02.  No representation, warranty, promise, inducement or statement of intention has been made by any party which is not contained in this Agreement, and no party shall be bound by, or be liable for, any alleged representation, promise, inducement or statement of intention not contained herein or therein.

13.3         Cablevision Name.  The parties agree that Holdings and its affiliates shall retain the right to use the names “Cablevision,” “Cablevision Systems,” “Optimum,” “Optimum Cable” or any and all derivations thereof or any name which may include any of such terms, and after the Closing, CCI shall remove or delete the names “Cablevision,” “Cablevision Systems,” “Optimum,” “Optimum Cable,” “Optimum TV” or any and all derivations thereof or any name which may include any of such terms from the Acquired Assets as soon as reasonably practicable but in any event by the 120th day following the Closing.  From and after the 120th day following the Closing, Transferor and its affiliates shall retain the sole and exclusive right to use the names “Cablevision,” “Cablevision Systems,”  “Optimum,” “Optimum Cable” or any and all derivations thereof or any name which may include any of such terms.  Holdings acknowledges that the foregoing shall not require CCI or its successor to remove the above-listed names from any cable modems or other similar equipment that is in the possession of customers until such time as such equipment is no longer in the possession of customers.

13.4         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Agreement may not be assigned by any party without the prior written consent of the other parties hereto; provided, however, that CCI may, following consummation of the Merger, assign its rights under this Agreement to one or more wholly-owned subsidiaries of CCI, without the prior written consent of Holdings, provided CCI remains liable to fully perform the obligations and terms of this Agreement and the other documents to which it is a party.

13.5         Construction; Counterparts.  The Recitals, the Article and Section headings in, and the title of Schedules to this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties.  This

Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument.

13.6         Notices.  All notices and communications hereunder shall be in writing and shall be deemed to have been duly given to a party when delivered in person, faxed (with confirmation) or three business days after such notice is enclosed in a properly sealed envelope, certified or registered, and deposited (postage and certification or registration prepaid) in a post office or collection facility regularly maintained by the United States Postal Service, or one business day after delivery to a nationally recognized overnight courier service, and addressed as follows:

If to Holdings
or Michigan:	CSC Holdings, Inc.
1111 Stewart Avenue
Bethpage, New York 11714
Telephone: (516) 803-2300
Facsimile: (516) 803-2577
Attention: General Counsel

copies to:	Cablevision Systems Corporation
1111 Stewart Avenue
Bethpage, New York 11714
Telephone: (516) 803-2300
Facsimile: (516) 803-2577
Attention: General Counsel

and

Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Telephone: (212) 558-4000
Facsimile: (212) 558-3588
Attention: John P. Mead

If to CCI	c/o Charter Communications, Inc.
1244 Powerscourt Drive
St. Louis, MO 63131
	Telephone:	(314) 965-0555
	Facsimile:	(304) 965-8793
	Attention:	Heather L. Wood, Vice President Finance & Acquisitions

with a copy to:	Kent Kalkwarf
Senior Vice President & Chief Financial Officer
Curtis Shaw, Esq.,
Senior Vice President & General Counsel

and copies to:	Irell & Manella LLP
1800 Avenue of the Stars, Suite 900
Los Angeles, CA 90067
	Telephone:	(310) 277-1010
	Facsimile:	(310) 203-7199
	Attention:	Alvin G. Segel, Esq.

Any party may change its address for the purpose of notice by giving notice in accordance with the provisions of this Section 13.06.

13.7         Expenses of the Parties.  Except as otherwise provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation and consummation of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the authorization, preparation, execution and consummation of this Agreement shall be borne solely by the party who shall have incurred the same.

13.8         Non-Recourse.  No partner, officer, director, shareholder or other holder of an ownership interest of or in any party to this Agreement shall have any personal liability in respect of any such party’s obligations under this Agreement by reason of his or its status as such partner, officer, director, shareholder or other holder.

13.9         Third Party Beneficiary.  This Agreement is entered into only for the benefit of the parties and their respective successors and assigns, and nothing hereunder shall be deemed to constitute any person a third party beneficiary to this Agreement except as expressly provided in Article 10.

13.10       Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF NEW YORK.

13.11       Press Releases.  No press release or other public information relating to the purchase and sale contemplated in this Agreement shall be made or disclosed by either party hereto without the consent of the other party; provided, however, that either party may disclose such information if reasonably deemed to be required by law by the legal counsel for such party; provided further that such party shall notify the other as soon as reasonably practicable prior to the issuance of such press release.

13.12       Severability.  If any provision of this Agreement is finally determined to be illegal, void or unenforceable, such determination shall not, of itself, nullify this Agreement which shall continue in full force and effect subject to the conditions and provisions hereof.

13.13       Specific Performance.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or other relief (without the posting of any bond or other security) as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof by either party hereto and, to the extent permitted under applicable law, each party hereto waives any objection to the imposition of such relief.  Any such specific or equitable relief granted shall not be exclusive and any party entitled to indemnification under Article 10 hereof shall be entitled to seek payment in the manner specified therein.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CSC HOLDINGS, INC.

By:
Name:
Title:

CABLEVISION OF MICHIGAN, INC.

By:
Name:
Title:

CHARTER COMMUNICATIONS, INC.

By:
Name:
Title: